                                                    FILED PURSUANT TO RULE 424b5
                                                REGISTRATION NUMBER 333-46634

         Prospectus Supplement to Prospectus Dated September 29, 2000.

                               10,000,000 Shares
 [Dynegy Inc. Logo]
                                  Dynegy Inc.
                              Class A Common Stock

                                ----------------

    This is an offering of shares of Class A common stock of Dynegy, Inc. All of the 10,000,000 shares of Class A common stock are being sold by Dynegy Inc.

    The Class A common stock is listed on the New York Stock Exchange under the symbol "DYN". The last reported sale price of the Class A common stock on October 2, 2000 was $53.00 per share.

                               ----------------

    Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                               ----------------

                                                         Per Share    Total
                                                         --------- ------------
Initial price to public.................................  $52.875  $528,750,000
Placement commission....................................  $  0.21  $  2,100,000
Proceeds, before expenses, to Dynegy Inc. ..............  $52.665  $526,650,000

                               ----------------

    Dynegy Inc. expects to deliver the shares through the placement agents against payment in New York, New York on October 5, 2000.

Goldman, Sachs & Co.
                Banc of America Securities LLC
                                                                 Lehman Brothers

                               ----------------

                  Prospectus Supplement dated October 2, 2000.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10002. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

  . The description of our common stock contained in our Registration
    Statement on Form 8-A, as filed with the SEC on February 2, 2000;

  . Our Annual Report on Form 10-K for the year ended December 31, 1999;

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  . Our Current Reports on Form 8-K as filed with the SEC on January 6, 2000,
    February 2, 2000, February 29, 2000, March 17, 2000, April 4, 2000, April 18, 2000, April 25, 2000, August 22, 2000 and October 2, 2000.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                                  Dynegy Inc.
                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                         Attention: Investor Relations
                                 (713) 507-6466

                                  THE COMPANY

   We are a leading provider of energy products and services in North America, the United Kingdom and in continental Europe. Our wholesale marketing operations market natural gas, electricity, coal, emissions, natural gas liquids, liquid petroleum gas and related services. These wholesale marketing operations are supported by our ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation assets.

   On February 1, 2000, we completed our merger with Illinova Corporation, the parent company of Illinois Power. Illinois Power is a combined electric/gas utility with approximately 650,000 retail customers in Illinois. The Illinova merger added approximately 3,800 gross megawatts of unregulated generation capacity to our existing domestic portfolio.

   We believe we are uniquely positioned to capitalize on new opportunities that are being created by energy convergence and the deregulation of the U.S. energy market. As a highly integrated company, we believe that we are poised to compete effectively across the energy convergence chain--from electric generation to wholesale and retail marketing and trading of power and gas. Following the merger, we have more than $15 billion in assets and expect to generate annual revenues in excess of $20 billion. We average worldwide natural gas sales of approximately 11 billion cubic feet per day, serve more than 1.4 million retail customers and own interests in power plants with approximately 13,900 megawatts of gross capacity.

   We have a history of strategic, value-added acquisitions, beginning with the acquisition of Trident NGL Holding in 1995 and the acquisition of Chevron's mid-stream natural gas business in 1996. Chevron remains our largest shareholder with an approximate 28% ownership interest, and we market substantially all of the natural gas produced by Chevron in the continental United States. In 1997, we acquired Destec Energy, Inc., a leading independent power producer and developer.

   Each of our acquisitions contributed significant expertise to our operations as well as physical assets and further enabled us to capitalize on the energy convergence and deregulation trends in North America and Europe. Consistent with our corporate strategy, we expect to continue to explore opportunities to make value-added acquisitions.

   Our results of operations are reported under four segments--Energy Convergence; Midstream; Transmission and Distribution; and Telecommunications.

   Energy Convergence. Our energy convergence segment consists of our wholesale power and gas businesses, which include power and gas marketing and trading and power generation. We are one of the largest wholesale marketers of power and gas and one of the largest owners/operators of merchant generation capacity in North America. During the year ended December 31, 1999, we marketed approximately 10 billion cubic feet of natural gas per day worldwide and 66 million megawatts of power. At the end of June 2000, we had interests in 36 domestic power projects in operation, under construction, in the process of being acquired or in late stage planning with total gross generation capacity approximating 13,860 megawatts and net generation capacity approximating 9,900 megawatts. This portfolio includes 28 projects (9,845 gross megawatts) in operation, three projects (1,160 gross megawatts) under construction, two pending acquisitions (1,700 gross megawatts) and three projects (1,155, gross megawatts) in late stage planning. Our domestic generation asset base is diversified by geographic location, contract structure and fuel and dispatch type.

                              Geographic Location

                                                                      % of Gross
                                                                       Capacity
                                                                      ----------
California (WSCC)....................................................    21%
Texas (ERCOT)........................................................     9%
Midwest (ECAR & MAIN)................................................    38%
New York (NEPOOL)....................................................    12%
Southeast (SERC).....................................................    16%
Other Areas..........................................................     4%

                               Contract Structure

                                                                      % of Gross
                                                                       Capacity
                                                                      ----------
Merchant.............................................................    47%
Power Purchase Agreements............................................    53%

                                   Fuel Type

                                                                      % of Gross
                                                                       Capacity
                                                                      ----------
Gas-Fired............................................................    63%
Coal-Fired...........................................................    35%
Other................................................................     2%

                                 Dispatch Type

                                                                      % of Gross
                                                                       Capacity
                                                                      ----------
Baseload.............................................................    28%
Intermediate/Peaking.................................................    72%

   We view our power and gas marketing and power generation businesses as an integrated unit. Ownership or control of merchant generation, or "Btu Conversion" capacity, when coupled with our national wholesale power and gas marketing franchise, creates a wide range of opportunities benefiting both the company and its customers. Our wholesale marketing and trading franchise complements our generation assets by providing national market access, market intelligence and infrastructure, risk management and arbitrage opportunities and fuel management, procurement and transmission expertise for inputs (gas and coal) and outputs (power). Generation capacity adds value to our wholesale marketing and trading franchise by providing an outlet/market for gas and coal supplies, a source of reliable power supply and an enhanced ability to structure innovative new products and services for customers. We refer to our ability to extract incremental value from the national market by integrating merchant generation capacity with our power and natural gas franchise as the "Merchant Leverage Effect."

   We are currently implementing a four-part strategy to expand our existing generation portfolio. First, we are seeking to acquire safe and affordable unregulated generation assets that are being sold by electric utilities. Second, we are developing new natural gas-fired merchant power plants that are principally simple-cycle peaking facilities, which are designed to respond quickly to market demand. Third, we are executing contracts to purchase power from other power plants, developers and operators. By doing so, we can further diversify our generation portfolio without investing capital in the underlying generation assets. The final element of our generation expansion strategy involves the management of third-party assets. Increasingly, electric utilities will be required to separate their generation assets from their transmission and distribution facilities. As these assets are separated and become subject to competitive market pressures, we expect to provide management services to those companies that recognize a need to be aligned with a national energy merchant.

   Effective in the third quarter, our energy services business which markets energy products and services to the retail sector through direct marketing and strategic alliances with leading utility companies will be reported under our Energy Convergence segment.

   We believe that the Internet has created significant opportunities for cost efficiencies and market expansion of our wholesale marketing and trading business and we intend to actively participate in the e-commerce aspects of these businesses. E-commerce also represents a potential for improved speed of execution, greater access to price information for us and our customers and a more seamless approach to national markets. While we believe that the developments relating to the Internet and e-commerce will be positive, the changes that result from the Internet and electronic commerce could adversely affect the profitability of certain of our businesses in the near or long term.

   Midstream. Our midstream segment consists of our North American midstream liquids operations, natural gas liquids transportation and worldwide marketing operations. We have interests in 25 gas processing plants, seven natural gas liquids storage facilities, six natural gas liquids marine facilities, three fractionation plants and approximately 9,700 miles of related pipelines. Our transportation fleet--composed of rail cars, trucks, barges and tankers-- delivers products to customers worldwide. With more than 583,000 barrels sold per day during the six months ended June 30, 2000, we are one of the largest marketers of natural gas liquids in the world.

   Our midstream strategy will continue to include a focus on fee-based opportunities throughout the liquids value chain, a commitment to efficiency improvements, supply chain management programs, cost savings alliances and the effective use of technology. We have strengthened our industry position in this area by accelerating the consolidation and disposition of processing and gathering assets that do not complement our strategy or that are located in areas of declining production. On December 16, 1999, we sold four gas processing plants and related gathering systems located in East Texas and Arkansas for approximately $114 million. On March 23, 2000, we sold gathering systems, processing facilities and transmission pipelines in the mid-continent region for approximately $308 million. These sales enabled us to redirect capital into areas of greater strategic focus, to reduce our exposure to liquids commodity price volatility and to repay portions of our outstanding debt. Our remaining gathering and processing assets located in the Permian and Fort Worth Basins and along the Gulf of Mexico complement our midstream strategy.

   Transmission and Distribution. Our transmission and distribution segment consists of our regulated utility operations that operate through our Illinois Power subsidiary. This business segment serves more than 650,000 natural gas and electric utility customers in a 15,000 square-mile area across Illinois. Illinois Power has been a leader in developing the comprehensive electric utility regulatory reform legislation that the State of Illinois passed in 1997. This reform legislation has provided the foundation for our recent strategic actions, which have been focused on enhancing the operational flexibility of our transmission and distribution segment. The first significant step towards transforming Illinois Power from an integrated utility into a more focused energy delivery company was to transfer Illinois Power's fossil-fired generating capacity into an unregulated affiliate. Separating this capacity into an unregulated subsidiary allows us to augment our existing merchant leverage capabilities in the wholesale market while continuing Illinois Power's delivery of service in a reliable and cost-effective manner.

   Telecommunications. On September 29, 2000, we completed our acquisition of Extant, Inc., a privately held, Colorado-based communications solutions company. The Extant acquisition provides us an entry into the communications marketplace through the addition of management expertise, market intelligence, network access and control and sophisticated connectivity software. Our initial major focus is to continue to implement Extant's previously announced plans to own and/or control a broadband data communications network and establish an internet-based independent clearinghouse service between competitive and incumbent local exchange carriers in major U.S. markets. These business activities will be performed under the name Dynegy Connect, an 80% owned indirect subsidiary of Dynegy. Telstra Corporation Ltd., an Australian telecommunications and information services company, owns the remaining 20 percent of Dynegy Connect.

   Concurrent with the acquisition of Extant, we established Dynegy Global Communications, a telecommunications subsidiary and parent of Dynegy Connect. The operations and businesses of Dynegy Global Communications will become a fourth segment of our operations beginning in the fourth quarter 2000.

                           FORWARD-LOOKING STATEMENTS

   This prospectus supplement and the documents incorporated by reference in this prospectus supplement contain various forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that is based on management's belief as well as assumptions made by and information currently available to management. When used in this document, words such as "anticipate," "estimate," "project," "forecast" and "expect" reflect forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

  . competitive practices in the industries in which we compete, including the competitive impact of e-commerce and other internet-based trading or marketing initiatives;

  . volatility of commodity prices for natural gas, electricity, natural gas liquids, crude oil or coal;

  . fluctuations in energy commodity prices that could not or have not been properly hedged or that are inconsistent with our risk profile in our energy marketing activities;

  . operational and systems risks;

  . environmental liabilities which may not be covered by indemnity or insurance;

  . general economic and capital market conditions, including fluctuations in interest rates;

  . the impact of current and future laws and governmental regulations
    (particularly environmental regulations) affecting the energy industry in general, and our operations in particular; and

  . foreign operations risk associated with potential volatility of emerging countries and fluctuations in foreign currency exchange rates.

                                  THE OFFERING

Common stock we are
 offering....................  10,000,000 shares(1)

Outstanding common stock
 after the offering..........  322,671,372 shares(2)

Use of proceeds..............  We will receive net proceeds of approximately
                               $526.6 million from this offering, which we intend to use to reduce commercial paper borrowings and to finance our development and acquisition program.

NYSE symbol..................  DYN
--------
(1) The shares offered by Dynegy hereby are being issued to meet a portion of the demand for our common stock resulting from our inclusion in the S&P 500 index as of the close of business on October 2, 2000. Chevron U.S.A., Inc. has a preemptive right to retain its proportionate equity interest in our company following certain offerings of equity securities. Chevron has waived its preemptive right to purchase shares in connection with this offering.
(2) Includes 1,805,635 shares issued on September 29, 2000 in connection with the Extant, Inc. acquisition. Does not include approximately 23,200,000 shares issuable upon exercise of options outstanding at June 30, 2000 (as adjusted for the August 22, 2000 2 for 1 stock split).

                                USE OF PROCEEDS

   We expect to receive net proceeds of approximately $526.6 million after deducting the placement commission and expenses payable by us in connection with this public offering. The net proceeds from this offering will be used to reduce commercial paper borrowings, which had an outstanding balance of approximately $498 million and a weighted average interest rate of 7.04% as of September 30, 2000 and to finance our development and acquisition program.

                      PRICE RANGE OF CLASS A COMMON STOCK

   Our Class A common stock, no par value, is listed and traded on the New York Stock Exchange under the ticker symbol "DYN." The following table sets forth the high and low closing prices for transactions involving our common stock for each calendar quarter, as reported on the New York Stock Exchange Composite Tape, and related dividends paid per common share during such periods. Share prices and dividends paid per common share prior to August 22, 2000 are adjusted for a 2 for 1 stock split. Share prices and dividends paid per common share prior to February 1, 2000 are adjusted for the .69 to 1 exchange ratio in the Illinova merger.

                                                           High   Low   Dividend
                                                          ------ ------ --------
2000:
  Third Quarter.......................................... $57.58 $34.76  $0.075
  Second Quarter.........................................  39.94  27.63   0.075
  First Quarter..........................................  31.37  17.30   0.022
1999:
  Fourth Quarter......................................... $17.62 $14.76  $0.009
  Third Quarter..........................................  17.66  14.67   0.009
  Second Quarter.........................................  15.04  10.33   0.009
  First Quarter..........................................  10.87   7.43   0.009
1998:
  Fourth Quarter......................................... $11.05 $ 7.43  $0.009
  Third Quarter..........................................  10.19   6.93   0.009
  Second Quarter.........................................  11.14   9.06   0.009
  First Quarter..........................................  12.50  10.60   0.009

   Prior to consummation of the Illinova merger, we paid a cash dividend of $0.009 per share in each quarter during 1999 and 1998. In 2000, we expect to pay quarterly dividends of $0.075 per share on our common stock, subject to the discretion of our board of directors and the existence of funds legally available therefor. In February 2000, the board of directors declared a dividend of $0.022, which amount was adjusted to reflect the closing of the Illinova merger on February 1, 2000.

                                 CAPITALIZATION

   The following table sets forth our short-term debt and capitalization as of June 30, 2000, on a historical basis and as adjusted to give effect to the issuance and sale of the common stock offered hereby and the application of the estimated net proceeds therefrom. The outstanding shares are adjusted for a 2 for 1 stock split that occurred August 22, 2000.

                                                             June 30, 2000
                                                         ----------------------
                                                                    As Adjusted
                                                                      for the
                                                         Historical Offering(1)
                                                         ---------- -----------
                                                             (in millions)
Short-term debt and current portion of long-term debt...  $   80.4   $   80.4
                                                          ========   ========
Long-term debt..........................................  $2,939.9   $2,413.3
Transitional funding trust notes........................     651.2      651.2
Minority interest.......................................     937.5      937.5
Company obligated preferred securities of subsidiary
 trust..................................................     345.8      345.8
Stockholders' equity:
  Preferred stock, $0.01 par value, 70,000,000
   authorized, none issued and outstanding..............        --         --
  Class A Common Stock, no par value, 300,000,000
   authorized; 223,086,502 issued and outstanding;
   233,086,502 as adjusted for the offering.............   1,468.8    1,995.4
  Class B Common Stock, no par value, 120,000,000
   authorized; 84,289,722 issued and outstanding .......     735.9      735.9
  Accumulated other comprehensive income................       0.5        0.5
  Retained earnings.....................................     372.3      372.3
                                                          --------   --------
    Total stockholders' equity..........................   2,577.5    3,104.1
                                                          --------   --------
      Total capitalization..............................  $7,451.9   $7,451.9
                                                          ========   ========

--------
(1) At June 30, 2000, we had nominal commercial paper borrowings. Accordingly, for the purposes of this table, the proceeds from this offering are reflected as a reduction in long-term debt. See "Use of Proceeds."

                            SELECTED FINANCIAL DATA

   The following table sets forth selected financial data of Dynegy Inc. for each of the periods indicated. This information should be read in conjunction with the consolidated financial statements and related notes incorporated by reference herein from our Annual Report on Form 10-K for the fiscal year ended December 31, 1999, the unaudited interim financial statements and related notes incorporated by reference herein from our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000 and the unaudited pro forma financial information and related notes included in our Current Report on Form 8-K filed with the SEC on March 17, 2000. Please read "Where You Can Find More Information." Earnings (loss) per share (EPS), pro forma earnings per share, shares outstanding for EPS computation and cash dividends per common share are adjusted for a 2 for 1 stock split and, for all periods prior to February 1, 2000, are adjusted for the .69 to 1 exchange ratio in the Illinova merger.

                                                                                            Six Months Ended
                                           Year Ended December 31,                              June 30,
                          -------------------------------------------------------------  -----------------------
                             1995        1996        1997         1998         1999         1999        2000
                          ----------  ----------  -----------  -----------  -----------  ----------  -----------
                                               (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................  $3,665,946  $7,260,202  $13,378,380  $14,257,997  $15,429,976  $6,205,730  $11,068,809
Operating margin........     194,660     369,500      385,294      428,687      543,875     245,824      690,378
General and
 administrative
 expenses...............      68,057     100,032      149,344      185,708      200,717      96,633      165,075
Depreciation and
 amortization expense...      44,913      71,676      104,391      113,202      129,458      63,038      198,759
Asset impairment,
 abandonment severance
 and other charges......          --          --      275,000        9,644           --          --           --
Net income (loss).......      92,705     113,322     (102,485)     108,353      151,849      56,047      159,607
Earnings (loss) per
 share (EPS)............        0.59        0.60        (0.49)        0.48         0.66        0.24         0.41
Pro forma earnings per
 share..................        0.29         n/a          n/a          n/a          n/a         n/a          n/a
Shares outstanding for
 EPS computation........     156,183     187,817      207,901      227,155      230,426     228,016      301,496
Cash dividends per
 common share...........  $     0.04  $     0.04  $      0.04  $      0.04  $       .04  $     0.02  $      0.10
Cash Flow Data:
Cash flow from operating
 activities.............  $   90,648  $  (30,954) $   278,589  $   250,780  $     8,839  $  118,496  $   348,976
Cash flows from
 investment activities..    (310,623)   (111,140)    (510,735)    (295,082)    (318,664)   (237,041)    (813,770)
Cash flows from
 financing activities...     221,022     176,037      204,984       49,622      326,688     118,313      497,628
Other Financial Data:
EBITDA(1)...............  $  142,538  $  289,023  $   291,899  $   363,517  $   450,780  $  190,967  $   609,725
Dividends to common
 shareholders or
 distributions to
 partners, net..........       9,253       6,740        7,925        7,988        8,115       4,122       29,295
Capital expenditures,
 acquisitions
 and investments........     979,603     859,047    1,034,026      478,464      448,522     214,630      440,621

                                              December 31,
                         ------------------------------------------------------  June 30,
                            1995       1996       1997       1998       1999       2000
                         ---------- ---------- ---------- ---------- ---------- -----------
                                                   (in thousands)
Balance Sheet Data:
Current assets.......... $  762,939 $1,936,721 $2,018,780 $2,117,241 $2,805,080 $ 5,779,230
Current liabilities.....    705,674  1,548,987  1,753,094  2,026,323  2,538,523   5,346,170
Property and equipment,
 net....................    948,511  1,691,379  1,521,576  1,932,107  2,017,881   6,418,392
Total assets............  1,875,252  4,186,810  4,516,903  5,264,237  6,525,171  15,724,411
Long-term debt..........    522,764    988,597  1,002,054  1,046,890  1,333,926   2,939,930
Total equity............    552,380  1,116,733  1,019,125  1,128,063  1,309,482   2,577,539

-------
(1) Earnings before interest, taxes, depreciation and amortization ("EBITDA") is presented as a measure of our ability to service our debt and to make capital expenditures. It is not a measure of operating results and is not presented in our consolidated financial statements.

                              PLAN OF DISTRIBUTION

   Dynegy and the placement agents for the offering (the "Agents") named below have entered into a placement agreement with respect to the shares being offered. Subject to certain conditions, each Agent has severally agreed to purchase the number of shares not taken up and paid for by customers up to the number of shares indicated in the following table.

                                                                      Number of
                               Agents                                   Shares
                               ------                                 ----------
Goldman, Sachs & Co..................................................  6,000,000
Banc of America Securities LLC.......................................  2,000,000
Lehman Brothers Inc..................................................  2,000,000
                                                                      ----------
    Total............................................................ 10,000,000
                                                                      ==========

   The following table shows the per share and total commissions to be paid to the Agents by Dynegy in connection with the offering.

Per share........................................................... $     0.21
Total paid by Dynegy Inc............................................ $2,100,000

   Shares sold through the Agents to the public will initially be offered at the initial public offering price set forth on the cover of this Prospectus. It is a condition to the closing of this offering that Dynegy be added to the S&P 500 Index. If all the shares are not sold at the initial price to public, the Agents may change the offering price and the other selling terms.

   In connection with the offering, the Agents may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the Agents of a greater number of shares than they are required to purchase in the offering. The Agents must close out any short position by purchasing shares in the open market. A short position is more likely to be created if the Agents are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common stock made by the Agents in the open market prior to the completion of the offering.

   Purchases to cover a short position and stabilizing transactions may have the effect of preventing or retarding a decline in the market price of Dynegy's stock, and may stabilize, maintain or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued at any time. These transactions may be effected on the New York Stock Exchange, in the over-the-counter market or otherwise.

   Some of the Agents or their affiliates have from time to time provided, and may in the future provide, investment banking, financial advisory, trustee and lending services to us and our affiliates in the ordinary course of business, for which they have in the past received, and may in the future receive, customary fees.

   We estimate that our share of the total expenses of the offering, excluding commissions, will be approximately $100,000.

   We have agreed to indemnify the several Agents against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters with respect to the Class A common stock will be passed upon for us by Vinson & Elkins L.L.P., Houston, Texas, and for the underwriters by Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

   The audited consolidated financial statements and schedule of Dynegy Inc. and its subsidiaries, incorporated by reference in this prospectus supplement and elsewhere in the registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The audited historical consolidated financial statements of Illinova Corporation incorporated in this Prospectus Supplement by reference to Dynegy Inc.'s Current Report on Form 8-K dated March 17, 2000, which included Illinova's audited historical consolidated financial statements for the year ended December 31, 1999, on pages 3 through 44, have been so incorporated in reliance on the report (which contains explanatory paragraphs that describe the merger of Illinova and Dynegy Inc. in Note 16, discussions of the commitment to exit nuclear operations and the resulting impairment of the Clinton Power Station in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Illinova's quasi-reorganization effective December 1998 and Illinova's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" and Emerging Issues Task Force Statement 98-10, "Accounting for Energy Trading and Risk Management Activities," all as discussed in Note 3, and Illinova's discontinued use of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," for its generation segment of the business, discussed in Note 1 to the audited historical consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

PROSPECTUS
                                              [LOGO OF DYNEGY INC. APPEARS HERE]

                                  DYNEGY INC.
                                Debt Securities
                                Preferred Stock
                               Depositary Shares
                              Class A Common Stock
                              Securities Warrants
                                Trust Debentures

                            DYNEGY CAPITAL TRUST III

                           Trust Preferred Securities
                           Guaranteed by Dynegy Inc.
                               ----------------

   Dynegy Inc. may offer and sell, from time to time:

  . debt securities;

  . shares of preferred stock, which may be issued as depositary shares evidenced by depositary receipts;

  . shares of Class A common stock;

  . warrants to purchase debt securities, preferred stock or Class A common stock;

  . trust debentures to be purchased by Dynegy Capital Trust III; or

  . a guarantee of trust preferred securities sold by Dynegy Capital Trust
    III.

Dynegy Capital Trust III may offer and sell, from time to time, trust preferred securities representing undivided beneficial interests in the assets of the trust. The aggregate initial public offering prices of the securities offered by Dynegy Inc. and Dynegy Capital Trust III will not exceed $1,000,000,000.

   This prospectus provides you with a general description of the securities which may be offered. Each time securities are sold we will provide a supplement to this prospectus that contains specific information about the offering and the terms of the securities. The supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and any supplement before you invest in any of our securities.

   The Class A common stock of Dynegy Inc. is listed on the New York Stock Exchange under the symbol "DYN."
                               ----------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               ----------------

                  This Prospectus is dated September 29, 2000

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a "shelf" registration statement that we filed with the Securities and Exchange Commission. By using a shelf registration statement, we may, over time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,000,000,000. This prospectus provides you with a general description of the securities we may offer. Each time securities are sold hereunder, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

   You should rely only on the information contained or incorporated by reference in this prospectus and in any supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the supplement to this prospectus is accurate only as of the dates on their covers.

   In this prospectus, references to "Dynegy," "the Company," "we," "us" and "our" mean Dynegy Inc.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and special reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at its public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available at the office of the New York Stock Exchange. For more information on obtaining copies of our public filings at the New York Stock Exchange, you should call (212) 656-5060.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities described in this prospectus.

  . The description of our common stock contained in our Registration Statement on Form 8-A, as filed with the SEC on February 2, 2000;

  .  Our Annual Report on Form 10-K for the year ended December 31, 1999;

  . Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000; and

  . Our Current Reports on Form 8-K, as filed with the SEC on January 6, 2000, February 2, 2000, February 29, 2000, March 17, 2000 April 4, 2000,
     April 18, 2000, April 25, 2000 and August 22, 2000.

   You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) at no cost, by writing or telephoning us at the following address:

                                  Dynegy Inc.
                           1000 Louisiana, Suite 5800
                              Houston, Texas 77002
                         Attention: Investor Relations
                                 (713) 507-6466

   Our web site address is www.dynegy.com. The information on our web site is not incorporated by reference into this prospectus.

                           FORWARD-LOOKING STATEMENTS

   This prospectus, any accompanying prospectus supplement and the documents incorporated by reference in this prospectus or any accompanying supplement contain various forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and information that is based on management's belief as well as assumptions made by and information currently available to management. When used in this document, words such as "anticipate," "estimate," "project," "forecast" and "expect" reflect forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove correct. Such statements are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, projected, forecasted or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

  . competitive practices in the industries in which we compete, including the competitive impact of e-commerce and other internet-based trading or marketing initiatives;

  . volatility of commodity prices for natural gas, electricity, natural gas liquids, crude oil or coal;

  . fluctuations in energy commodity prices that could not or have not been properly hedged or that are inconsistent with our risk profile in our energy marketing activities;

  . operational and systems risks;

  . environmental liabilities which may not be covered by indemnity or insurance;

  . general economic and capital market conditions, including fluctuations in interest rates;

  . the impact of current and future laws and governmental regulations
    (particularly environmental regulations) affecting the energy industry in general, and our operations in particular; and

  . foreign operations risk associated with potential volatility of emerging countries and fluctuation in foreign currency exchange rates.

                                  THE COMPANY

   We are a leading provider of energy products and services in North America, the United Kingdom and continental Europe. Dynegy was created by the combination of Dynegy Holdings Inc. (formerly Dynegy Inc.) and Illinova Corporation which was completed on February 1, 2000 and operates through these two subsidiaries.

   Products marketed by Dynegy Holdings' wholesale marketing operations include natural gas, electricity, coal, natural gas liquids, liquid petroleum gas and related services. Dynegy Holdings' wholesale marketing operations are supported by ownership or control of an extensive asset base and transportation network that includes unregulated power generation, gas and liquids storage capacity, gas, power and liquids transportation capacity and gas gathering, processing and fractionation facilities.

   Illinova is the holding company for Illinois Power Company, a regulated energy delivery company that provides electricity and natural gas service to approximately 650,000 customers over a 15,000 square-mile area of Illinois.

   Our principal executive office is located at 1000 Louisiana, Suite 5800, Houston, Texas 77002, and the telephone number is (713) 507-6400.

                                   THE TRUST

   The trust is a statutory business trust created under Delaware law through the filing of a certificate of trust with the Delaware Secretary of State on February 2, 2000. The trust's business is defined in a declaration of trust, dated February 1, 2000, executed by us, as sponsor, and the trustees. The declaration will be amended and restated in its entirety as of the date preferred securities of the trust are initially issued. The declaration, as amended and restated, is referred to in this prospectus as the trust agreement. The trust agreement will be qualified under the Trust Indenture Act of 1939.

   The trust exists for the exclusive purposes of:

  . issuing and selling the preferred securities and common securities;

  . using the proceeds from the sale of the preferred securities and common securities to acquire the trust debentures; and

  . engaging in only those other activities necessary or incidental to these purposes.

   The trust debentures will be the sole assets of the trust. Accordingly, payments on the trust debentures will be the sole revenues of the trust. The trust has a term of 35 years, but may dissolve earlier as provided in the trust agreement.

   We will, directly or indirectly, acquire all of the common securities of the trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the trust.

   The trust's business and affairs will be conducted by its trustees, as set forth in the trust agreement. At the time of the issuance of the preferred securities, the trustees for the trust will be initially Bank One Trust Company, NA, as the property trustee, Bank One Delaware, Inc., as the Delaware trustee, and three individual trustees, referred to in this prospectus as the administrative trustees, who are officers of the Company. The property trustee and the Delaware trustee, together with the administrative trustees, are collectively referred to as the trustees in this prospectus. The property trustee will act as sole indenture trustee under the trust agreement and will also act as indenture trustee under the guarantee and the debenture indenture. See "Description of Guarantee" and "Description of Trust Debentures." The holder of the common securities of the trust or, if an event of default under the trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Such voting rights will be vested exclusively in the holder of the common securities of the trust.

   For so long as the preferred securities remain outstanding, we will:

  . maintain directly or indirectly 100% ownership of the common securities;

  . use its reasonable efforts to cause the trust to remain a statutory business trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the trust agreement;

  . use its reasonable efforts to ensure that the trust will not be an "investment company" for purposes of the Investment Company Act of 1940;

  . use its reasonable efforts to cause the trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes; and

  . use its reasonable efforts to cause each holder of common securities or preferred securities of the trust to be treated as owning an undivided beneficial interest in the trust debentures.

   The rights of the holders of the preferred securities are set forth in the trust agreement and the Delaware Business Trust Act. The location of the principal executive office of the trust is c/o Dynegy Inc., 1000 Louisiana, Suite 5800, Houston, Texas 77002, and its telephone number is 713-507-6400.

                                USE OF PROCEEDS

   Except as may otherwise be described in any prospectus supplement relating to an offering of securities, the net proceeds from the sale of the securities, including trust debentures issued to the trust in connection with the investment by the trust of all of the proceeds from its sale of preferred securities, will be used by us for general corporate purposes. Any allocation of the net proceeds of an offering of securities to a specific purpose will be determined at the time of such offering and will be described in a prospectus supplement.

                      RATIOS OF EARNINGS TO FIXED CHARGES

   The following table sets forth consolidated ratios of earnings to fixed charges for the entities and periods shown.

                                  Dynegy Inc.
       ----------------------------------------------------------------------------------------------
                           Years Ended December 31,
       ----------------------------------------------------------------------------------------------
       1999            1998                    1997                    1996                    1995
       ----            ----                    ----                    ----                    ----
       2.43             2.23                    (a)                     4.09                    2.48(b)

--------
(a) Earnings were inadequate to cover fixed charges for the year ended December 31, 1997, by approximately $72.9 million.
(b) The computation for 1995 includes the consolidated results of Natural Gas Clearinghouse and its subsidiaries for the full year, and of Trident NGL Holding, Inc. and its subsidiaries from March 1, 1995, the effective date of the merger between Natural Gas Clearinghouse and Trident NGL Holding, Inc.

   For purposes of calculating the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and fixed charges (excluding capitalized interest) less undistributed income from equity investees. Fixed charges consist of interest expense, amortization of deferred financing costs, interest capitalized during the year and the portion of lease rental expense representative of the interest factor attributable to such leases.

                         DESCRIPTION OF DEBT SECURITIES

   The debt securities will constitute either senior or subordinated debt of Dynegy. Senior debt securities will be issued under a senior debt indenture to be entered into between Dynegy and Bank One Trust Company, NA, as trustee. Subordinated debt securities will be issued under a subordinated debt indenture to be entered into between Dynegy and Bank One Trust Company, NA, as trustee. The senior debt indenture and the subordinated debt indenture are sometimes collectively referred to in this prospectus as the indentures.

   The following description is a summary of selected provisions relating to the debt securities and the indenture. The summary is not complete. You should not rely on this summary, because the indentures and not this summary define your rights as a holder of the debt securities. When debt securities are offered in the future, a prospectus supplement will explain the particular terms of those securities and the extent to which these general provisions may apply.

   The Company's trust debentures are separately described in this prospectus under the caption "Description of Trust Debentures."

Provisions Applicable to Both Senior and Subordinated Debt Securities

   General. The debt securities will represent our unsecured senior or subordinated obligations and may be issued from time to time in one or more series. The indentures do not limit the amount of debt securities, debentures, notes or other types of indebtedness that we or any of our subsidiaries may issue nor do they restrict transactions between us and our affiliates or the payment of dividends or other distributions by us to our stockholders. In addition, other than as may be set forth in any prospectus supplement and, in the case of the senior debt indenture, other than as set forth under "--Limitation on Liens," the indentures do not and the debt securities will not contain any covenants or other provisions that are intended to afford holders of the debt securities special protection in the event of either a change of control or a highly leveraged transaction involving the Company.

   A prospectus supplement and a supplemental indenture relating to any series of debt securities offered by the Company will include specific terms relating to the offering. These terms will include some or all of the following:

  . the title and classification of the debt securities;

  . any rights of the holders of the subordinated debt securities to convert the subordinated debt securities into common stock and the terms and conditions governing such conversion or exchange;

  . any limit on the total principal amount of the debt securities;

  . the price or prices at which the debt securities will be issued;

  . whether the debt securities are to be issuable as registered securities or bearer securities or both;

  . whether any of the debt securities are to be issuable initially in temporary global form or permanent global form;

  . the dates on which the debt securities will mature;

  . the interest rate or the method for determining the rate that the debt securities will bear and the date from which any interest will accrue;

  . the interest payment dates for the debt securities;

  . any mandatory or optional sinking fund or analogous provisions;

  . the place where we will pay, or the method of payment of, principal, premium and interest on the debt securities;

  . any optional redemption periods and prices;

  . the denominations in which we will issue the debt securities that are registered securities, if other than $1,000 and any integral multiple thereof, and the denominations in which we will issue the debt securities that are bearer securities, if other than $5,000 and any integral multiple thereof;

  . the currency or currencies in which we will pay principal, premium and interest on the debt securities;

  . the manner in which we will determine the amounts of principal, premium or interest payments on the debt securities if these amounts may be determined by reference to an index or based on a formula;

  . information with respect to book-entry procedures, if any; and

  . any other terms of the debt securities not inconsistent with the indentures.

   We may issue debt securities at a discount below their stated principal amount. Even if we do not issue the debt securities below their stated principal amount, for United States federal income tax purposes the debt securities may be deemed to have been issued with a discount because of certain interest payment characteristics. We will describe in a prospectus supplement the United States federal income tax considerations applicable to debt securities issued at a discount or deemed to be issued at a discount. We will also describe in a prospectus supplement the special United States federal income tax considerations or other restrictions or terms applicable to debt securities issuable in bearer form, offered exclusively to foreigners or denominated in a foreign currency.

   The debt securities will represent our general unsecured obligations. Since the Company is a holding company, its ability to meet its obligations under the indentures and the debt securities will be dependent on the earnings and cash flows of its subsidiaries and the ability of its subsidiaries to pay dividends or to advance funds to the Company.

   Form, Exchange, Registration and Transfer. Debt securities of a series may be issuable in definitive form solely as registered securities, solely as bearer securities or as both. Unless otherwise indicated in a prospectus supplement, bearer securities will have interest coupons attached. The indentures also provide that debt securities of a series may be issuable in temporary or permanent global form.

   Registered securities of any series will be exchangeable for other registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if debt securities of any series are issuable as both registered securities and bearer securities, the holder of such securities may at its option, subject to the terms of the applicable indenture, exchange bearer securities of such series for registered securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Bearer securities surrendered in exchange for registered securities between a regular record date or a special record date and the relevant date for payment of interest will be surrendered without the coupon, relating to such date for payment of interest. Interest accrued as of such date will not be payable on the registered security issued in exchange for such bearer security, but will be payable only to the holders of such coupon, when due in accordance with the terms of the applicable indenture. Bearer securities will not be issued in exchange for registered securities.

   Registered securities may be presented for registration of transfer at the office of the registrar or at the office of any transfer agent designated by the Company for such purpose. Such transfer or exchange will be effected once the registrar or transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. The Company has appointed the trustee as registrar. The Company may at any time rescind the designation of any transfer agent or approve a change in the location through which any transfer agent acts. However, if debt securities of a series are issuable solely as registered securities, the Company will be required to maintain a transfer agent in each place of payment for such series and, if debt securities of a series are issuable as bearer securities, the Company will be required to maintain (in addition to the registrar) a transfer agent in a place of payment for such series located outside the United States. The Company may at any time designate additional transfer agents with respect to any series of debt securities.

   In the event of any redemption in part, the Company will not be required to:

  . issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days prior to the selection of debt securities of that series for redemption and ending on the close of business on:

    . if debt securities of the series are issuable only as registered securities, the day of mailing of the relevant notice of redemption; and

    . if debt securities of the series are issuable as bearer securities, the day of the first publication of the relevant notice of redemption or, if debt securities of the series are also issuable as registered securities and there is no publication, the mailing of the relevant notice of redemption;

  . register the transfer of or exchange of any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or

  . exchange any bearer security called for redemption, except to exchange such bearer security for a registered security of that series and like tenor which is immediately surrendered for redemption.

   Payment and Paying Agents. Unless otherwise indicated in an applicable prospectus supplement,

  . payment of principal of, and any premium and interest on, bearer securities will be payable at the offices of paying agents outside the United States as the Company may designate from time to time; and

  . payment of interest on bearer securities on any interest payment date will be made only against surrender to the paying agent of the coupon relating to such interest payment date.

Payment with respect to any bearer security will not be made at any office or agency of the Company in the United States, by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States. Notwithstanding the preceding, payments of principal of, and any premium and interest on, bearer securities denominated and payable in U.S. dollars will be made at the offices of the Company's paying agent in the Borough of Manhattan, the City of New York, if (but only if) payment of the full amount thereof in U.S. dollars at all offices or agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions.

   Unless otherwise indicated in a prospectus supplement, payment of principal of, and any premium and interest on, registered securities will be made at the office of the paying agent designated by the Company from time to time. However, the Company may, at its option, make interest payments on registered securities by check mailed to the address of the person entitled thereto as such address appears in the security register. Payment of any installment of interest on registered securities will be made to the person in whose name such registered security is registered at the close of business on the regular record date for payment of such interest.

   Any paying agents outside the United States and any other paying agents in the United States initially designated by the Company for the debt securities will be named in a prospectus supplement. The Company may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts, except that:

  . if debt securities of a series are issuable solely as registered securities, the Company will be required to maintain a paying agent in each place of payment for such series; and

  . if debt securities of a series are issuable as bearer securities, the Company will be required to maintain

    . a paying agent in the Borough of Manhattan, the City of New York, for principal payments with respect to any registered securities of the series; and

    . a paying agent in a place of payment located outside the United
      States where debt securities of such series and any related coupons may be presented and surrendered for payment.

All monies paid by the Company to a paying agent for the payment of principal of, or any premium or interest on, any debt security which remain unclaimed at the end of two years after such amounts have become due and payable will be repaid to the Company. Following the repayment of such monies to the Company, the holder of a debt security or any coupon may look only to the Company for payment.

   Global Debt Securities. Debt securities of a series may be issued in whole or in part in the form of one or more global debt securities that will be deposited with, or on behalf of, a depository identified in the prospectus supplement relating to such series. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged for the individual debt securities it represents, a global debt security may only be transferred as a whole by the depository for such global debt security to a nominee of such depository or by a nominee of such depository to such depository or another nominee of such depository or by the depository or any nominee to a successor depository or any nominee of such successor.

   The specific terms of the depository arrangement with respect to a series of debt securities and certain limitations and restrictions relating to a series of bearer securities in the form of one or more global debt securities will be described in the prospectus supplement relating to such series.

   Events of Default. Any one of the following events will constitute an event of default under the indentures with respect to the debt securities of any series:

  . failure to pay any interest on any debt security of that series when due for 30 days;

  . failure to pay principal of, or any premium on, any debt security of that series when due;

  . failure to deposit any sinking fund payment when due in respect of that series;

  . failure to perform any other covenant with respect to that series in such indenture for 90 days after written notice;

  . certain events in bankruptcy, insolvency or reorganization involving the Company; and

  . any other event of default included in the indenture or any supplemental indenture with respect to debt securities of that series.

   If an event of default with respect to debt securities of any series occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding securities of that series, by notice as provided in the applicable indenture, may declare the principal amount of all the debt securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of that series may, under certain circumstances, rescind and annul such acceleration.

   Each indenture provides that, subject to the duty of the trustee during default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders, unless such holders have offered the trustee reasonable indemnity. Subject to such provisions for the indemnification of the trustee, the holders of a majority in aggregate principal amount of the outstanding securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, with respect to the debt securities of that series. However, the trustee is not obligated to take any action unduly prejudicial to holders not joining in such direction or subjecting the debt trustee to personal liability.

   The Company is required to furnish to the trustee annually a statement as to the performance by the Company of its obligations under each indenture and as to any default in performance under the indentures.

   Defeasance. If so specified with respect to any series of debt securities, the Company may discharge its indebtedness and its obligations under the indenture governing such series by depositing money or U.S. government obligations with the trustee.

   Defeasance and Discharge. Each indenture provides that, if so specified with respect to any series of debt securities, the Company will be discharged from its obligations in respect of the debt securities of such series upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments.

   The Company may establish a trust to defease and discharge its obligations, only if, among other things, it has delivered to the trustee an opinion of counsel to the effect that:

  . the Company has received from, or there has been published by, the Internal Revenue Service a ruling, or

  . since the date of the indenture there has been a change in applicable federal income tax law;

in either case to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge. The opinion must also provide that the holders of the debt securities will be subject to federal income tax on the same amounts and in the same manner as would have been the case if such deposit, defeasance and discharge had not occurred. In the event of any such defeasance and discharge, holders of debt securities of such series will be entitled to look only to such trust fund for payment of principal of, and any premium and any interest on their debt securities until maturity.

   Covenant Defeasance. Each indenture provides that, if so specified with respect to any series of debt securities, the Company may omit to comply with certain restrictive covenants, including, in the case of the senior debt indenture, the covenant described under "--Limitation on Liens" below, but excluding, in the case of the subordinated debt indenture, any applicable obligation of the Company respecting the conversion of debt securities of such series into common stock. Any such omission will not be an event of default with respect to the debt securities of such series, upon the deposit with the trustee, in trust, of money and/or U.S. government obligations in an amount sufficient to pay the principal of, and premium, if any, and each installment of interest on, the debt securities of such series on the stated maturity of such payments. The other obligations of the Company will remain in full force and effect. Such a trust may be established only if, among other things, the Company has delivered to the trustee an opinion of counsel to the effect that the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and covenant defeasance. The opinion must also provide that holders of the debt securities will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

   Federal Income Tax Consequences Relating to Defeasance and Covenant Defeasance. Under current United States federal income tax law, defeasance and discharge would likely be treated as a taxable exchange of debt securities to be defeased for an interest in the defeasance trust. As a consequence, a holder would recognize gain or loss equal to the difference between the holder's cost or other tax basis for such debt securities and the value of the holder's interest in the defeasance trust, and thereafter would be required to include in income a share of the income, gain or loss of the defeasance trust. Under current United States federal income tax law, covenant defeasance would ordinarily not be treated as a taxable exchange of such debt securities.

   Modification and Waiver. With the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected, the Company and the trustee may modify or amend either indenture. However, any modification or amendment may not, without the consent of each holder affected by such modification or amendment:

  . change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

  . change the redemption date with respect to any debt security;

  . reduce the principal amount of, or premium or interest on, any debt security;

  . change any obligation of the Company to pay additional amounts;

  . reduce the amount of principal of an original issue discount security payable upon acceleration of the maturity thereof;

  . change the coin or currency in which any debt security or any premium or interest thereon is payable;

  . change the redemption right of any holder;

  . impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or any conversion right with respect to any debt security;

  . reduce the percentage in principal amount of outstanding securities of any series, the consent of whose holders is required to modify or amend such indenture or to waive compliance with certain provisions of such indenture or to waive certain defaults;

  . reduce the requirements contained in such indenture for quorum or voting;

  . change any obligation of the Company to maintain an office or agency in the places and for the purposes required by such indenture;

  . adversely affect the right to convert subordinated debt securities; or

  . modify any of the above provisions.

   The subordinated debt indenture may not be amended to alter the subordination of any outstanding subordinated debt securities without the consent of each holder of Senior Indebtedness (as defined below) then outstanding that would be adversely affected by such an amendment.

   The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of the holders of all debt securities of that series, waive compliance by the Company with certain restrictive provisions of the indenture under which such series has been issued. The holders of a majority in aggregate principal amount of the outstanding debt securities of each series may, on behalf of all holders of debt securities of that series, waive any past default under the applicable indenture with respect to any debt securities of that series, except a default:

  . in the payment of principal of, or premium, if any, or any interest on, any debt security of such series; or

  . in respect of a covenant or provision of such indenture which cannot be modified or amended without the consent of the holder of each outstanding security of such series affected.

   Each indenture provides that in determining whether the holders of the requisite principal amount of the outstanding debt securities have given any request, demand, authorization, direction, notice, consent or waiver under the indenture, or are present at a meeting of the holders of debt securities for quorum purposes:

  . the principal amount of an original issue discount security that is deemed to be outstanding will equal the amount of the principal that would be due and payable as of the date of such determination upon acceleration of the maturity of such debt security; and

  . the principal amount of a debt security denominated in a foreign currency or currency units will equal the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the principal amount of such debt security or, in the case of an original issue discount security, the U.S. dollar equivalent, determined on the date of original issuance of such debt security, of the amount determined as provided in the preceding bullet point.

   Meetings. Each indenture contains provisions for convening meetings of the holders of debt securities of a series issuable as bearer securities. A meeting may be called at any time by the trustee, and also, upon request by the Company or the holders of at least 10% in aggregate principal amount of the outstanding debt securities of that series, in any such case upon notice given in accordance with the provisions described under "--Notices" below. Except for any consent which must be given by the holders of each outstanding debt security affected, any resolution presented at a meeting may be adopted by the affirmative vote of the holders of a majority in aggregate principal amount of the outstanding debt securities of that series. Except for any consent or waiver that must be given by the holder of each outstanding security, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action which may be made, given or taken by the holders of less than a majority in aggregate principal amount of the outstanding debt securities of a series may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of such specified percentage in aggregate principal amount of the outstanding debt securities of that series. Any resolution passed or decision taken at any meeting of holders of debt securities of any series duly held in accordance with the applicable indenture will be binding on all holders of debt securities of that series and related coupons. The quorum at any meeting, and at any reconvened meeting, will be persons holding or representing a majority in aggregate principal amount of the outstanding securities of a series.

   Consolidation, Merger and Sale of Assets. The Company, without the consent of the holders of any of the outstanding debt securities under either indenture, may consolidate with or merge into, or convey, transfer or lease its properties and assets substantially as an entirety to, any other corporation, partnership or trust organized and validly existing under the laws of any domestic jurisdiction, provided that:

  . any successor person assumes the Company's obligations on the debt securities under such indenture;

  . after giving effect to the transaction no event of default has occurred and is continuing; and

  . certain other procedural conditions are met.

   Notices. Except as otherwise provided in the indentures, notices to holders of bearer securities will be given by publication at least twice in a daily newspaper in The City of New York and in such other city or cities as may be specified in such bearer securities. Notices to holders of registered securities will be given by mail to the addresses of such holders as they appear in the register.

   Title. Title to any bearer securities and any related coupons will pass by delivery. The Company, the trustee and any agent of the Company or the trustee may treat the bearer of any bearer security and the bearer of any coupon and the registered owner of any registered security as the owner thereof for all purposes.

   Replacement of Securities. Any mutilated debt security or a debt security with a mutilated coupon will be replaced by the Company at the expense of the holder upon surrender of such debt security to the trustee. Debt securities or coupons that become destroyed, stolen or lost will be replaced by the Company at the expense of the holder upon delivery to the trustee of the debt security and coupons or evidence of destruction, loss or theft satisfactory to the Company and the trustee. In the case of any coupon which becomes destroyed, stolen or lost, such coupon will be replaced by issuance of a new debt security in exchange for the debt security to which such coupon relates. In the case of a destroyed, lost or stolen debt security or coupon, the holder of such debt security or coupon may be required to provide indemnity satisfactory to the trustee and the Company before a replacement debt security will be issued.

   Governing Law. The indentures, the debt securities and coupons will be governed by, and construed in accordance with, the laws of the State of New York.

   Regarding the Trustee. The Company and certain of its subsidiaries from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, Bank One, National Association in the ordinary course of their business. Bank One, National Association also serves as agent and is a lender under the Company's bank credit facility.

   The indentures contain certain limitations on the right of the trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in certain other transactions; however, if it acquires any conflicting interest, it must eliminate such conflict or resign.

   Pursuant to the Trust Indenture Act of 1939, should a default occur with respect to either the senior debt securities or the subordinated debt securities, Bank One Trust Company, NA would be required to resign as trustee under one of the indentures within 90 days of such default unless such default were cured, duly waived or otherwise eliminated.

Provisions Applicable Solely to Senior Debt Securities

   General. Senior debt securities will be issued under the senior debt indenture. Each series of senior debt securities will rank equally as to the right of payment of principal and any premium and interest with each other series issued under the senior debt indenture and will rank senior to all subordinated debt securities that may be issued.

                              CERTAIN DEFINITIONS

   "Net Tangible Assets" means the total amount of assets appearing on a consolidated balance sheet of the Company and its Subsidiaries less, without duplication:

  . total current liabilities (excluding current maturities of long-term debt and preferred stock);

  . all reserves for depreciation and other asset valuation reserves;

  . all intangible assets such as goodwill, trademarks, trade names, patents and unamortized debt discount and expense carried as an asset; and

  . all appropriate adjustments on account of minority interests of other persons holding common stock in any Subsidiary.

   "Principal Property" means any natural gas, natural gas liquids or crude oil pipeline, distribution system, gathering system, storage facility or processing plant, except any such property that in the opinion of the Board of Directors of the Company is not of material importance to the business conducted by the Company and its consolidated Subsidiaries taken as a whole.

   "Principal Subsidiary" means any Subsidiary which owns a Principal Property.

   "Subsidiary" of a Person means:

  . any corporation more than 50% of the outstanding securities having ordinary voting power of which is owned, directly or indirectly, by such person or by one or more of its Subsidiaries, or by such person and one or more of its Subsidiaries; or

  . any partnership or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned.

For the purposes of this definition, "securities having ordinary voting power" means securities or other equity interests which ordinarily have voting power for the election of directors, or persons having management power with respect to the person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.

   Limitation On Liens. The senior debt indenture provides that the Company will not, and will not permit any Principal Subsidiary to, issue, assume or guarantee any indebtedness for money borrowed ("Debt") if such Debt is secured by a mortgage, pledge, security interest or lien (a "mortgage" or "mortgages") upon any Principal Property of the Company or any Principal Subsidiary or upon any shares of stock or indebtedness of any Principal Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the senior debt securities shall be secured equally and ratably with (or prior to) such Debt, except that the foregoing restrictions will not apply to:

  . mortgages on any property acquired, constructed or improved by the Company or any Principal Subsidiary after the date of the senior debt indenture which are created within 180 days after such acquisition (or in the case of property constructed or improved, after the completion and commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of the purchase price or cost thereof; provided that in the case of such construction or improvement the mortgages shall not apply to any property theretofore owned by the Company or any Principal Subsidiary other than theretofore unimproved real property;

  . existing mortgages on property acquired (including mortgages on any property acquired from a person which is consolidated with or merged with or into the Company or a Subsidiary) or mortgages outstanding at the time any corporation, partnership or trust becomes a Subsidiary that are not incurred in connection with such entity becoming a Subsidiary;

  . mortgages in favor of domestic or foreign governmental bodies to secure advances or other payments pursuant to any contract or statute or to secure indebtedness incurred to finance the purchase price or cost of constructing or improving the property subject to such mortgages, including mortgages to secure Debt of the pollution control or industrial revenue bond type;

  . mortgages in favor of the Company or any Principal Subsidiary;

  . mortgages on any Principal Property held, leased or used by the Company or any Principal Subsidiary in connection with the exploration for, development of or production of (but not the gathering, processing, transportation or marketing of) natural gas, oil or other minerals; or

  . any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any mortgage referred to in the preceding bullet points.

   Notwithstanding the preceding, the Company and any Principal Subsidiary may, without securing the senior debt securities, issue, assume or guarantee secured Debt (which would otherwise be subject to the foregoing restrictions) in an aggregate amount which, together with all other such Debt, does not exceed 15% of the Net Tangible Assets, as shown on a consolidated balance sheet, prepared by the Company in accordance with generally accepted accounting principles, as of a date not more than 90 days prior to the proposed transaction.

Provisions Applicable Solely to Subordinated Debt Securities

   Subordination. The subordinated debt securities will be subordinate and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all Senior Indebtedness (as defined below) of the Company.

   "Indebtedness" is defined in the subordinated debt indenture as, with respect to any person, (a) all liabilities and obligations, contingent or otherwise, of any such person, (i) in respect of borrowed money (whether or not the recourse of the lender is to the whole of the assets of such person or only to a portion thereof), (ii) evidenced by bonds, notes, debentures or similar instruments, (iii) representing the balance deferred and unpaid of the purchase price of any property or services, except such as would constitute trade payables to trade creditors in the ordinary course of business, (iv) evidenced by bankers' acceptances or similar instruments issued or accepted by banks, (v) for the payment of money relating to a capitalized lease obligation, or (vi) evidenced by a letter of credit or a reimbursement obligation of such person with respect to any letter of credit; (b) all net obligations of such person under interest swap and hedging obligations; (c) all liabilities of others of the kind described in the preceding clause (a) or (b) that such person has guaranteed or that is otherwise its legal liability and all obligations to purchase, redeem or acquire any capital stock and (d) any and all deferrals, renewals, extensions, refinancings, refundings (whether direct or indirect) of any liability of the kind described in any of the preceding clause (a), (b) or
(c), or this clause (d), whether or not between or among the same parties.

   "Junior Security" is defined in the subordinated debt indenture as any qualified capital stock of any person and any Indebtedness of such person that is subordinated in right of payment to the securities of each series then outstanding and has no scheduled installment of principal due, by redemption, sinking fund payment or otherwise, on or prior to the latest stated maturity of the principal of any outstanding securities.

   "Senior Indebtedness" is defined in the subordinated debt indenture as Indebtedness (as defined below) of the Company, whether outstanding on the date of the subordinated debt indenture or thereafter created, incurred, assumed, guaranteed or in effect guaranteed by the Company, unless the instrument creating or evidencing such Indebtedness provides that such Indebtedness is not senior or superior, in right of payment, to the subordinated debt securities or to other Indebtedness which ranks equally with, or is subordinated to, the subordinated debt securities; provided, however, that in no event will Senior Indebtedness include (a) Indebtedness of the Company owed or owing to any Subsidiary of the Company or any officer, director or employee of the Company or any Subsidiary of the Company except in respect of deferred compensation in an amount not to exceed $10,000,000 at any one time, (b) Indebtedness to trade creditors, (c) any liability for taxes owed or owing by the Company and (d) the subordinated debt securities.

   The subordinated debt indenture provides that no payment may be made by the Company on account of the principal of or any premium or interest on the subordinated debt securities, or to acquire any of the subordinated debt securities (including repurchases of subordinated debt securities at the option of the holders) for cash or property (other than Junior Securities), or on account of any redemption provisions of the subordinated debt securities:

  . upon the maturity of any Senior Indebtedness of the Company by lapse of time, acceleration (unless waived) or otherwise, unless and until all principal of and any premium and interest on such Senior Indebtedness are first paid in full (or such payment is duly provided for); or

  . in the event of default in the payment of any principal of or any premium or interest on any Senior Indebtedness when it becomes due and payable, whether at stated maturity or at a date fixed for prepayment or by declaration or otherwise (a "Payment Default"), unless and until such Payment Default has been cured or waived or otherwise has ceased to exist.

   Upon (i) the happening of an event of default (other than a Payment Default) that permits the holders of Senior Indebtedness or their representative immediately to accelerate its maturity and (ii) written notice of such event of default given to the Company and the trustee by the holders of at least 25% in the aggregate principal amount outstanding of such Senior Indebtedness or their representative (a "Payment Notice"), then, unless and until such event of default has been cured or waived or otherwise has ceased to exist, no payment (by set off or otherwise) may be made by or on behalf of the Company on account of the principal of or any premium or interest on the subordinated debt securities, or to acquire or repurchase any of the subordinated debt securities for cash or property, or on account of any redemption provisions of the subordinated debt securities, in any such case other than payments made with Junior Securities of the Company. Notwithstanding the preceding, unless (i) the Senior Indebtedness in respect of which such event of default exists has been declared due and payable in its entirety within 179 days after the Payment Notice is delivered as set forth above (the "Payment Blockage Period"), and (ii) such declaration has not been rescinded or waived, at the end of the Payment Blockage Period, the Company will be required to pay all sums not paid to the holders of the subordinated debt securities during the Payment Blockage Period due to the foregoing prohibitions and to resume all other payments as and when due on the subordinated debt securities. Any number of Payment Notices may be given; provided, however, that (i) not more than one Payment Notice shall be given within a period of any 360 consecutive days and (ii) no event of default that existed upon the date of such Payment Notice or the commencement of such Payment Blockage Period (whether or not such event of default is on the same issue of Senior Indebtedness) will be made the basis for the commencement of any other Payment Blockage Period.

   Upon any distribution of assets of the Company upon any dissolution, winding up, liquidation or reorganization of the Company, whether voluntary or involuntary, in bankruptcy, insolvency, receivership or a similar proceeding or upon assignment for the benefit of creditors or any marshaling of assets or liabilities, (i) the holders of all Senior Indebtedness will first be entitled to receive payment in full (or have such payment duly provided for) before the holders are of subordinated debt securities entitled to receive any payment on account of the principal of or any premium or interest on the subordinated debt securities (other than Junior Securities) and (ii) any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities (other than Junior Securities) to which the holders of subordinated debt securities or the trustee on behalf of such holders would be entitled (by set off or otherwise), except for the subordination provisions contained in the subordinated debt indenture, will be paid by the liquidating trustee or agent or other person making such a payment or distribution directly to the holders of subordinated debt securities of Senior Indebtedness or their representative to the extent necessary to make payment in full of all such Senior Indebtedness remaining unpaid, after giving effect to any concurrent payment or distribution to the holders of such Senior Indebtedness.

   In the event that, notwithstanding the preceding, any payment or distribution of assets of the Company (other than Junior Securities) is received by the trustee or the holders of subordinated debt securities at a time when such payment or distribution is prohibited by the foregoing provisions, then such payment or distribution will be received and held in trust by the trustee or such holders for the benefit of the holders of Senior Indebtedness. Such payment or distribution shall be paid or delivered by the trustee or such holders, as the case may be, to the holders of the Senior Indebtedness remaining unpaid or unprovided for, to the trustee or trustees under any indenture pursuant to which any instruments evidencing any of such Senior Indebtedness may have been issued, ratably according to the aggregate amounts remaining unpaid on account of the Senior Indebtedness held or represented by each, for application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay or to provide for the payment of all such Senior Indebtedness in full after giving effect to any concurrent payment and distribution to the holders of such Senior Indebtedness.

   No provisions contained in the subordinated debt indenture or the subordinated debt securities will affect the obligation of the Company, which is absolute and unconditional, to pay, when due, principal of and any premium and interest on the subordinated debt securities as and when the same shall become due and payable. The subordination provisions of the subordinated debt indenture and the subordinated debt securities will not prevent the occurrence of any event of default under the subordinated debt indenture or limit the rights of the trustee or any holder of subordinated debt securities, subject to the three preceding paragraphs, to pursue any other rights or remedies with respect to the subordinated debt securities.

   The prospectus supplement respecting any series of subordinated debt securities will set forth any subordination provisions applicable to such series in addition to or different from those described above.

   By reason of such subordination, in the event of the insolvency of the Company, holders of Senior Indebtedness and holders of other obligations of the Company that are not subordinated to Senior Indebtedness may receive more, ratably, than holders of the subordinated debt securities. However, this subordination will not prevent the occurrence of an event of default or limit the right of acceleration in respect of the subordinated debt securities.

   Conversion. The subordinated debt indenture may provide for a right of conversion of subordinated debt securities into common stock (or cash in lieu thereof). The following provisions will apply to subordinated debt securities that are convertible subordinated debt securities unless otherwise provided in a prospectus supplement.

   The holder of any convertible subordinated debt securities will have the right exercisable at any time prior to the close of business on the second business day prior to their stated maturity, unless previously redeemed or otherwise purchased by the Company, to convert such subordinated debt securities into shares of common stock at the conversion price set forth in the applicable prospectus supplement. The holder of convertible subordinated debt securities may convert any portion thereof which is $1,000 in principal amount of any integral multiple thereof.

   The conversion price will be subject to adjustment as set forth in subordinated debt indenture. Fractional shares of common stock will not be issued upon conversion. The Company will pay a cash adjustment in lieu of any fractional share based on the then current market price of the common stock. Upon conversion, no adjustments will be made for accrued interest or dividends. As a result, convertible subordinated debt securities surrendered for conversion between the record date for an interest payment and the interest payment date must be accompanied by payment of an amount equal to the interest thereon which the registered holder is to receive.

   In the case of any reclassification, consolidation or merger of the Company with or into another person or any merger of another person with or into the Company (with certain exceptions), or in case of any conveyance, transfer or lease of the assets of the Company substantially as an entirety, each convertible subordinated debt security then outstanding will, without the consent of any holder, become convertible only into the kind and amount of securities, cash and other property receivable upon such reclassification, consolidation, merger, conveyance, transfer or lease by a holder of the number of shares of common stock into which such subordinated debt security was convertible immediately prior thereto, after giving effect to any adjustment event, who failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares.

                      DESCRIPTION OF PREFERRED SECURITIES

   The trust will issue the preferred securities pursuant to the terms of the trust agreement. The preferred securities will represent preferred undivided beneficial interests in the assets of the trust. Holders of the preferred securities will be entitled to a preference over the common securities in certain circumstances with respect to distributions and amounts payable on redemption of the trust securities or liquidation of the trust. See "--Subordination of Common Securities." The trust agreement will be qualified under the Trust Indenture Act of 1939. The following description is a summary of material provisions of the preferred securities, the common securities and the trust agreement, a copy of which is filed as an exhibit to the Registration Statement of which this prospectus is a part. This summary description does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the trust agreement.

General

   The trust agreement authorizes the trust to issue the preferred securities and the common securities. The Company will own all of the common securities. The preferred securities will rank equally, and payments on the preferred securities will be made pro rata, with the common securities. However, upon the occurrence of a debenture event of default, the rights of the holders of the common securities to receive distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of preferred securities.

   The trust will invest the proceeds obtained from any issuance of preferred securities, together with the consideration paid by the Company for the common securities, in trust debentures issued by the Company. See "Description of Trust Debentures." Legal title to the trust debentures will be held by the property trustee in trust for the benefit of the holders of the trust securities.

   In accordance with the trust agreement, the trust may not:

  . borrow money;

  . issue debt or any securities other than the trust securities;

  . execute mortgages; or

  . pledge any of its assets.

   The Company will guarantee distributions on the preferred securities on a limited basis to the extent described under the caption "Description of Guarantee." The guarantee will not guarantee payment of distributions or amounts payable on redemption of the preferred securities or liquidation of the trust when the trust does not have funds on hand legally available for such payments. In such event, a remedy of a holder of preferred securities is to direct the property trustee to enforce its rights under the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against the Company to enforce the property trustee's rights under such trust debentures without first instituting any legal proceedings against such property trustee or any other person or entity. In addition, a holder of preferred securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of principal of, premium, if any, or interest on the trust debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities of such holder on or after the due date specified in the trust debentures.

   Holders of the preferred securities have no preemptive or similar rights.

Distributions

   Distributions on the preferred securities will be payable on the dates and at the rates set forth in a prospectus supplement. The distribution rate and the relevant distribution date for the trust securities will correspond to the payments and payment dates on the trust debentures. The revenue of the trust available for distribution to holders of the preferred securities will be limited to payments under the trust debentures in which the trust will invest the proceeds from the issuance and sale of the trust securities. If the Company does not make interest payments on the trust debentures, the property trustee will not have funds available to pay distributions on the preferred securities.

   The Company may, on one or more occasions, defer the payment of interest on the trust debentures for a period not exceeding 10 consecutive semi-annual periods, unless a debenture event of default has occurred and is continuing. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. Semi-annual distributions on the preferred securities will be deferred by the trust during any such deferral period. Distributions to which holders of the preferred securities are entitled during any such deferral period will accumulate additional distributions at the rate per annum set forth in the prospectus supplement.

   Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, the Company may elect to begin a new deferral period, subject to the requirements described above. No interest shall be due and payable during any deferral period, except at the end of the period. The Company must give the property trustee, the debenture trustee and the administrative trustees notice of its election to defer the payment of interest on the trust debentures at least five business days prior to the earlier of:

  . the date the distributions on the preferred securities would have been payable except for the election to begin such deferral period; or

  . the date the administrative trustees are required to give notice to any securities exchange or to holders of preferred securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date.

   There is no limitation on the number of times that the Company may elect to begin any deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the preferred securities. See "Description of Trust Debentures--Option to Extend Interest Payment Date."

   During any deferral period, the Company may not, and will not permit any subsidiaries of the Company to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (subject to certain exceptions);

  . make any payment of principal of or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Company, including other debentures that rank pari passu with or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company, including other guarantees, if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

Payment of Additional Sums

   If the trust is required to pay any taxes, duties, or other governmental charges imposed by the United States or any other taxing authority, the Company will be required to pay such additional sums necessary in order that the amount of distributions then due and payable by the trust on the outstanding preferred securities and common securities of the trust will not be reduced as a result of any additional taxes, duties and other governmental charges to which the trust has become subject.

Redemption

   Upon the repayment on the stated maturity date or prepayment prior to the stated maturity date of the trust debentures (other than following the distribution of the trust debentures to the holders of the trust securities), the proceeds from such repayment or prepayment shall be applied by the property trustee to redeem a Like Amount (as defined below) of the trust securities, upon not less than 30 nor more than 60 days' notice of a date of redemption to the holders of the trust securities, at the applicable redemption price, which shall be equal to:

  . in the case of the payment of the trust debentures on the stated maturity date, the maturity redemption price equal to the principal amount of, plus accrued and unpaid interest on, the trust debentures;

  . in the case of the optional prepayment of the trust debentures, upon the occurrence and continuation of a Special Event, the Special Event Redemption Price equal to the Special Event Prepayment Price in respect of the trust debentures; and

  . in the case of the optional prepayment of the trust debentures, the optional redemption price equal to the optional prepayment price in respect of the trust debentures.

See "Description of Trust Debentures--Optional Prepayment" and "--Special Event Prepayment." If fewer than all of the trust debentures are to be prepaid on a redemption date, then the proceeds of such prepayment shall be allocated pro rata among the trust securities.

   "Like Amount" means:

  . with respect to a redemption of the trust securities, trust securities having a liquidation amount equal to the principal amount of trust debentures to be paid in accordance with their terms; and

  . with respect to a distribution of trust debentures upon the dissolution and liquidation of the trust, trust debentures having a principal amount equal to the liquidation amount of the trust securities of the holder to whom such trust debentures are being distributed.

   The Company will have the option to prepay the trust debentures:

  . in whole at any time or in part from time to time at the optional prepayment price; and

  . in whole but not in part, at any time within 90 days of the occurrence of a Special Event, at the Special Event Prepayment Price.

   See "Description of Trust Debentures--Optional Prepayment" and "--Special Event Prepayment."

Redemption Procedures

   If applicable, trust securities shall be redeemed at the applicable redemption price with the proceeds from the contemporaneous repayment or prepayment of the trust debentures. Any redemption of trust securities will be made and the applicable redemption price will be payable on the redemption date only to the extent that the trust has funds legally available for the payment of the applicable redemption price. See also "--Subordination of Common Securities."

   If the trust gives a notice of redemption in respect of the preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available, with respect to the preferred securities held by DTC or its nominees, the property trustee will deposit with DTC funds sufficient to pay the applicable redemption price. See "--Form, Denomination, Book-Entry Procedures and Transfer." With respect to the preferred securities held in certificated form, the property trustee, to the extent funds are legally available, will deposit with the paying agent for the preferred securities funds sufficient to pay the applicable redemption price and will give such paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders of the preferred securities upon surrender of their certificates evidencing the preferred securities. See "--Payment and Paying Agency." Notwithstanding the foregoing, distributions payable on or prior to the redemption date shall be payable to the holders of such preferred securities on the relevant record dates for the related distribution dates. If notice of redemption has been given and funds are deposited as required, then upon the date of such deposit, all rights of the holders of the preferred securities called for redemption will cease, except the right of the holders of the preferred securities to receive the applicable redemption price, and the preferred securities will cease to be outstanding.

   In the event that any redemption date of preferred securities is not a business day, then the redemption price will be paid on the next succeeding day that is a business day. If the next succeeding business day falls in the next calendar year, then the required payment will be made on the immediately preceding business day. In the event that payment of the redemption price is improperly withheld or refused and not paid either by the trust or by the Company pursuant to the guarantee:

  . distributions on preferred securities will continue to accumulate at the then applicable rate, from the redemption date originally established by the trust to the date the redemption price is actually paid; and

  . the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

   The Company or its subsidiaries may, subject to applicable law, at any time and from time to time purchase outstanding preferred securities by tender, in the open market or by private agreement.

   The trust may not redeem fewer than all of the outstanding preferred securities unless all accumulated and unpaid distributions have been paid on all preferred securities for all semi-annual distribution periods terminating on or prior to the redemption date. If less than all of the preferred securities and common securities issued by the trust are to be redeemed on a redemption date, then the aggregate amount of such preferred securities and common securities to be redeemed shall be allocated pro rata among the preferred securities and the common securities. The particular preferred securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the redemption date by the property trustee from the outstanding preferred securities not previously called for redemption, by such method as the property trustee shall deem fair and appropriate. The property trustee shall promptly notify the trust registrar in writing of the preferred securities selected for redemption and, in the case of any preferred security selected for partial redemption, the liquidation amount to be redeemed. For all purposes of the trust agreement, unless the context otherwise requires, all provisions relating to the redemption of preferred securities shall relate, in the case of any preferred security redeemed or to be redeemed only in part, to the portion of the aggregate liquidation amount of preferred securities which has been or is to be redeemed.

   Notice of any redemption will be mailed at least 30 days but not more than 60 days prior to the redemption date to each holder of trust securities at its registered address. Unless the Company defaults in payment of the applicable redemption price on, or in the repayment of, the trust debentures, on and after the redemption date distributions will cease to accrue on the trust securities called for redemption.

Liquidation of the Trust and Distribution of Trust Debentures

   The Company will have the right at any time to dissolve the trust and, after satisfaction of liabilities to creditors of the trust, cause the trust debentures to be distributed to the holders of the trust securities in liquidation of the trust. This dissolution right is subject to the administrative trustees having received an opinion of counsel to the effect that such distribution will not be a taxable event to holders of preferred securities.

   The trust shall automatically dissolve upon the first to occur of:

  . certain events of bankruptcy, dissolution or liquidation of the Company;

  . the distribution of a Like Amount of the trust debentures to the holders of the trust securities, if the Company has given written directions to the property trustee to dissolve the trust;

  . expiration of the term of the trust;

  . redemption of all of the trust securities as described under "--
    Redemption;" and

  . the entry of an order for the dissolution of the trust by a court of competent jurisdiction.

   If a dissolution occurs as described in bullet points one through three above, the trust shall be liquidated by the administrative trustees as expeditiously as possible. After satisfaction of liabilities to the trust's creditors, the administrative trustees will distribute to the holders of the trust securities a Like Amount of the trust debentures, unless such distribution is determined by the property trustee not to be practicable. In such case, the holders will be entitled to receive pro rata out of the assets of the trust legally available for distribution to holders an amount equal to the aggregate of the liquidation amount plus accumulated and unpaid distributions thereon to the date of payment. If this liquidation distribution can be paid only in part because the trust has insufficient assets on hand legally available to pay in full the aggregate liquidation distribution, then the amount payable directly by the trust on the trust securities shall be paid on a pro rata basis, except that if a debenture event of default has occurred and is continuing, the preferred securities shall have a priority over the common securities. See "--Subordination of Common Securities."

   If the Company elects not to prepay the trust debentures prior to maturity in accordance with their terms and either elects not to or is unable to dissolve and liquidate the trust and distribute the trust debentures to holders of the trust securities, the trust securities will remain outstanding until the repayment of the trust debentures on the stated maturity date.

   After the liquidation date is fixed for any distribution of trust debentures to holders of the trust securities,

  . the trust securities will no longer be deemed to be outstanding;

  . DTC or its nominee will receive, in respect of each registered global certificate, if any, representing trust securities and held by it, a registered global certificate or certificates representing the trust debentures to be delivered upon such distribution; and

  . any certificates representing trust securities not held by DTC or its nominee will be deemed to represent trust debentures having a principal amount equal to the liquidation amount of such trust securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid distributions on such trust securities until such certificates are presented to the administrative trustees or their agent for cancellation. At such time, the Company will issue to such holder, and the debenture trustee will authenticate, a certificate representing such trust debentures.

Subordination of Common Securities

   Payment of distributions on, and the redemption price of, the trust securities will be made pro rata based on the liquidation amount of the trust securities. However, if on any distribution date or redemption date a debenture event of default has occurred and is continuing, no payment of any distribution on, or applicable redemption price of, any of the common securities, and no other payment on account of the redemption, liquidation or other acquisition of the common securities, will be made unless payment in full in cash of all accumulated and unpaid distributions on all of the outstanding preferred securities for all distribution periods terminating on or prior thereto, or in the case of payment of the applicable redemption price the full amount of such redemption price, shall have been made or provided for, and all funds available to the property trustee shall first be applied to the payment in full in cash of all distributions on, or redemption price of, the preferred securities then due and payable.

   In the case of any event of default under the trust agreement, the Company, as holder of the common securities, will be deemed to have waived any right to act with respect to such event of default until the effect of such event of default with respect to the preferred securities shall have been cured, waived or otherwise eliminated. Until any such event of default has been so cured, waived or otherwise eliminated, the property trustee shall act solely on behalf of the holders of the preferred securities and not on behalf of the Company as holder of the common securities, and only the holders of the preferred securities will have the right to direct the property trustee to act on their behalf.

Events of Default; Notice

   The occurrence of a debenture event of default constitutes an event of default under the trust agreement. See "Description of Trust Debentures-- Debenture Events of Default."

   Within five business days after the occurrence of any trust agreement event of default actually known to the property trustee, the property trustee shall transmit notice of such trust agreement event of default to the holders of the preferred securities, the administrative trustees and the Company, unless such trust agreement event of default shall have been cured or waived. The Company and the administrative trustees are required to file annually with the property trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the trust agreement.

   Upon the occurrence of a trust agreement event of default, the debenture trustee or the property trustee as the holder of the trust debentures will have the right under the debenture indenture to declare the principal of and interest on the trust debentures to be immediately due and payable.

   If a trust agreement event of default occurs and is continuing, then the holders of a majority in aggregate liquidation amount of preferred securities have the right to direct the exercise of any trust or power conferred upon the property trustee under the trust agreement, including the right to direct the property trustee under the trust agreement to exercise the remedies available to it as holder of the trust debentures. If the property trustee fails to enforce its rights with respect to the trust debentures held by the trust, any record holder of preferred securities may, to the fullest extent permitted by law, institute legal proceedings directly against the Company to enforce the property trustee's rights under such trust debentures without first instituting any legal proceedings against such property trustee or any other person or entity. In addition, if a trust agreement event of default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest, principal or other required payments on the trust debentures issued to the trust on the date such interest, principal or other payment is otherwise payable, then a record holder of preferred securities may, on or after the respective due dates specified in the trust debentures, institute a proceeding directly against the Company for enforcement of payment on trust debentures having a principal amount equal to the aggregate liquidation amount of the preferred securities held by such holder. In connection with such an action, the Company will be subrogated to the rights of such record holder of preferred securities to the extent of any payment made by the Company to such record holder of preferred securities.

   If a debenture event of default has occurred and is continuing, the preferred securities shall have a preference over the common securities as described under "--Liquidation of the Trust and Distribution of Trust Debentures" and "--Subordination of Common Securities."

Removal of Issuer Trustees

   Unless a debenture event of default shall have occurred and be continuing, any issuer trustee may be removed at any time by the holder of the common securities. If a debenture event of default has occurred and is continuing, the property trustee and the Delaware trustee may be removed at such time by the holders of a majority in liquidation amount of the outstanding preferred securities. In no event will the holders of the preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in the holder of the common securities. No resignation or removal of an issuer trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

Mergers, Consolidations, Amalgamations or Replacements of the Trust

   The trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "--Liquidation of the Trust and Distribution of Trust Debentures." The trust may, at the request of the Company with the consent of the administrative trustees and without the consent of the holders of the preferred securities, the Delaware trustee or the property trustee, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided that:

  . such successor entity either:

    . expressly assumes all of the obligations of the trust with respect to the trust securities and the trust agreement; or

    . substitutes for the trust securities other securities having substantially the same terms as the trust securities (the "Successor Securities") so long as the Successor Securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

  . the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the property trustee as the holder of the trust debentures;

  . the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the trust securities are then listed or quoted, if any;

  . if the preferred securities (including any Successor Securities) are rated by any nationally recognized statistical rating organization prior to such transaction, such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the preferred securities (including any Successor Securities) or, if the trust debentures are so rated, the trust debentures, to be downgraded by any such nationally recognized statistical rating organization;

  . such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect;

  . such successor entity has a purpose substantially identical to that of the trust;

  . prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the trust experienced in such matters to the effect that:

    . such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities (including any Successor Securities) in any material respect; and

    . following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease,

      . neither the trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

      . the trust or the successor entity will continue to be classified as a grantor trust for United States federal income tax purposes;

  . the Company or any permitted successor or assignee owns all of the common securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the guarantee and the common guarantee; and

  . there shall have been furnished to the property trustee an officer's certificate and an opinion of counsel, each to the effect that all conditions precedent in the trust agreement to such transaction have been satisfied.

   Notwithstanding the foregoing, the trust shall not, except with the consent of holders of 100% in liquidation amount of the trust securities, consolidate, amalgamate, merge with or into, convert into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to, any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes or would cause the holders of the trust securities not to be treated as owning an undivided interest in the trust debentures.

Voting Rights; Amendment of the Trust Agreement

   Except as provided below and under "--Mergers, Consolidations, Amalgamations or Replacements of the Trust" and "Description of Guarantee--Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of the preferred securities will have no voting rights.

   The trust agreement may be amended from time to time by the Company and the administrative trustees, without the consent of the holders of the trust securities:

  . to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which shall not be inconsistent with the other provisions of the trust agreement; or

  . to modify, eliminate or add to any provisions of the trust agreement to such extent as shall be necessary to ensure that the trust will be classified for United States federal income tax purposes as a grantor trust at all times that any trust securities are outstanding or to ensure that the trust will not be required to register as an "investment company" under the Investment Company Act;

provided, however, that in each such case the interests of the holders of the trust securities shall not be adversely affected in any material respect. Any amendments of the trust agreement pursuant to the foregoing shall become effective once notice is given to the holders of the trust securities.

   The trust agreement may be amended by the issuer trustees and the Company:

  . with the consent of holders representing a majority (based upon liquidation amount) of the outstanding trust securities; and

  . upon receipt by the issuer trustees of an opinion of counsel experienced in such matters to the effect that such amendment or the exercise of any power granted to the issuer trustees in accordance with such amendment will not affect the trust's status as a grantor trust for United States federal income tax purposes or the trust's exemption from status as an "investment company" under the Investment Company Act;

provided that, without the consent of each holder of trust securities, the trust agreement may not be amended to:

  . change the amount or timing of any distribution on the trust securities or otherwise adversely affect the amount of any distribution required to be made in respect of the trust securities as of a specified date; or

  . restrict the right of a holder of trust securities to institute suit for the enforcement of any such payment on or after such date.

   So long as any trust debentures are held by the trust, the issuer trustees shall not:

  . direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee, or executing any trust or power conferred on the debenture trustee with respect to the trust debentures;

  . waive any past defaults under the indenture;

  . exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the trust debentures; or

  . consent to any amendment, modification or termination of the indenture or the trust debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding preferred securities.

However, where a consent under the indenture would require the consent of each holder of trust debentures affected thereby, no such consent shall be given by the property trustee without the prior consent of each holder of the preferred securities. The issuer trustees shall not revoke any action previously authorized or approved by a vote of the holders of the preferred securities except pursuant to a subsequent vote of such holders. The property trustee shall notify each holder of preferred securities of any notice of default which it receives with respect to the trust debentures. In addition to obtaining the foregoing approvals of the holders of the preferred securities, prior to taking any of the foregoing actions, the issuer trustees shall obtain an opinion of counsel experienced in such matters to the effect that the trust will not fail to be classified as a grantor trust for United States federal income tax purposes on account of such action.

   Any required approval of holders of preferred securities may be given at a meeting of such holders convened for such purpose or pursuant to written consent (without prior notice). The property trustee will cause a notice of any meeting at which holders of preferred securities are entitled to vote to be given to each holder of record of preferred securities in the manner set forth in the trust agreement.

   No vote or consent of the holders of preferred securities will be required for the trust to redeem and cancel the preferred securities in accordance with the trust agreement.

   Notwithstanding that holders of the preferred securities are entitled to vote or consent under any of the circumstances described above, any of the preferred securities that are owned by the Company, the issuer trustees or any affiliate of the Company or any issuer trustee shall not be entitled to vote or consent and shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Payment and Paying Agency

   Payments in respect of preferred securities held in global form shall be made to the depositary, which shall credit the relevant accounts at the depositary on the applicable distribution dates, or in respect of preferred securities that are not held by the depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent shall initially be the property trustee or an affiliate of the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and the Company. The paying agent shall be permitted to resign as paying agent upon 30 days' written notice to the property trustee, the administrative trustees and the Company. In the event that the property trustee or an affiliate of the property trustee shall no longer be the paying agent, the administrative trustees shall appoint a successor (which shall be a bank or trust company acceptable to the administrative trustees and the Company) to act as paying agent.

Form, Denomination, Book-Entry Procedures and Transfer

   Unless otherwise specified in the applicable prospectus supplement, the preferred securities will be in registered, global form. The global preferred securities will be deposited upon issuance with DTC, in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

   A global preferred security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global preferred securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global preferred securities may not be exchanged for preferred securities in certificated form except in the limited circumstances described below. See "--Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities."

Depositary Procedures

   DTC has advised the trust and the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "clearing agency," registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participating organizations and to facilitate the clearance and settlement of transactions in those securities between participants through electronic book-entry changes in accounts of its participants. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants of DTC. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the participants and the indirect participants.

   DTC has also advised the trust and the Company that, pursuant to procedures established by it:

  . upon deposit of the global preferred securities, DTC will credit the accounts of participants designated by the exchange agent with portions of the liquidation amount of the global preferred securities; and

  . ownership of such interests in the global preferred securities will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and indirect participants (with respect to other owners of beneficial interests in the global preferred securities).

   Investors in the global preferred securities may hold their interests therein directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system. All interests in a global preferred security will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Cedel Bank may also be subject to the procedures and requirements of such system. The laws of some states require that certain persons take physical delivery in certificated form of securities that they own. Consequently, the ability to transfer beneficial interests in a global preferred security to such persons will be limited to that extent. Because DTC can act only on behalf of participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a global preferred security to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the preferred securities, see "--Exchange of Book-Entry Preferred Securities for Certificated Preferred Securities."

   Except as described below, owners of interests in the global preferred securities will not have preferred securities registered in their name, will not receive physical delivery of preferred securities in certificated form and will not be considered the registered owners or holders thereof under the trust agreement for any purpose.

   Payments in respect of each global preferred security registered in the name of DTC or its nominee will be payable by the property trustee to DTC in its capacity as the registered holder under the trust agreement. Under the terms of the trust agreement, the property trustee will treat the persons in whose names the preferred securities, including the global preferred securities, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the property trustee nor any agent thereof has or will have any responsibility or liability for:

  . any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global preferred securities, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global preferred securities; or

  . any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

   DTC has advised the trust and the Company that its current practice, upon receipt of any payment in respect of securities such as the preferred securities, is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in liquidation amount of beneficial interests in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of preferred securities represented by global preferred securities will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the property trustee, the trust or the Company. None of the trust, the Company or the property trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the preferred securities, and the trust, the Company and the property trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

   Interests in the global preferred securities will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such interests will therefore settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds.

   DTC has advised the trust and the Company that it will take any action permitted to be taken by a holder of preferred securities only at the direction of one or more participants to whose account with DTC interests in the global preferred securities are credited and only in respect of such portion of the liquidation amount of the preferred securities as to which such participant or participants has or have given such direction. However, if there is an event of default under the trust agreement, DTC reserves the right to exchange the global preferred securities for preferred securities in certificated form and to distribute such preferred securities to its participants.

   The information in this section concerning DTC and its book-entry system has been obtained from sources that the trust and the Company believe to be reliable, but neither the trust nor the Company takes responsibility for the accuracy thereof.

   Although DTC has agreed to the foregoing procedures to facilitate transfers of interest in the global preferred securities among participants in DTC, it is under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of the trust, the Company or the property trustee will have any responsibility for the performance by DTC or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Book-Entry Preferred Securities for Certificated Preferred
Securities

   A global preferred security is exchangeable for preferred securities in certificated form if:

  . DTC notifies the trust that it is unwilling or unable to continue as depositary for the global preferred security or has ceased to be a clearing agency registered under the Exchange Act, and the trust fails to appoint a successor depositary within 90 days;

  . the Company, on behalf of the trust, in its sole discretion elects to cause the issuance of the preferred securities in certificated form; or

  . there shall have occurred and be continuing an event of default under the trust agreement.

   In addition, beneficial interests in a global preferred security may be exchanged for certificated preferred securities upon request but only upon at least 20 days' prior written notice given to the property trustee by or on behalf of DTC in accordance with customary procedures. In all cases, certificated preferred securities delivered in exchange for any global preferred security or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Registrar and Transfer Agent

   The property trustee will act as registrar and transfer agent for the preferred securities.

   Registration of transfers of the preferred securities will be effected without charge by or on behalf of the trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The trust will not be required to register or cause to be registered the transfer of the preferred securities after they have been called for redemption.

Information Concerning the Property Trustee

   The property trustee, other than during the occurrence and continuance of a trust agreement event of default, undertakes to perform only such duties as are specifically set forth in the trust agreement and, during the existence of a trust agreement event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the property trustee is under no obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no trust agreement event of default has occurred and is continuing and the property trustee is required to decide between alternative courses of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of the preferred securities or the common securities are entitled under the trust agreement to vote, then the property trustee shall take such action as is directed by the Company and, if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

   Bank One Trust Company, NA will serve as the property trustee, the debenture trustee and the guarantee trustee. Bank One Delaware, Inc. will serve as the Delaware trustee. The Company and certain of its subsidiaries from time to time borrow money from, and maintain deposit accounts and conduct certain banking transactions with, Bank One, National Association in the ordinary course of their business. Bank One, National Association also serves as agent and is a lender under the Company's bank credit facility.

Miscellaneous

   The administrative trustees are authorized and directed to conduct the affairs of and to operate the trust in such a way that the trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States federal income tax purposes and so that the trust debentures will be treated as indebtedness of the Company for United States federal income tax purposes. In this connection, the Company and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the trust or the trust agreement, that the Company and the administrative trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the trust securities.

   The trust agreement and the preferred securities will be governed by and construed in accordance with the internal laws of the State of Delaware.

                        DESCRIPTION OF TRUST DEBENTURES

   The trust debentures will be issued under a debenture indenture, as supplemented or amended from time to time to be entered into between the Company and Bank One Trust Company, as debenture trustee. The debenture indenture will be qualified under the Trust Indenture Act of 1939. This summary of certain terms and provisions of the trust debentures and the debenture indenture does not purport to be complete and is subject to and is qualified in its entirety by reference to the debenture indenture and those terms made a part of the debenture indenture by the Trust Indenture Act.

General

   The trust will invest the proceeds obtained from any issuance of preferred securities, together with the consideration paid by the Company for the common securities, in trust debentures issued by the Company. The trust debentures will bear interest from the same date and at the same rate as the preferred securities. It is anticipated that, until the liquidation, if any, of the trust, each trust debenture will be held in the name of the property trustee in trust for the benefit of the holders of the trust securities.

   The trust debentures will be issued in denominations of $1,000 and integral multiples thereof. The trust debentures will mature on the date provided.

   The trust debentures will rank equally with all other debentures and will be unsecured and subordinate and junior in right of payment to all Senior Indebtedness to the extent and in the manner set forth in the debenture indenture. See "--Subordination."

Subordination

   In the debenture indenture, the Company has covenanted and agreed that any trust debentures issued under the debenture indenture will be subordinate and junior in right of payment to all Senior Indebtedness. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, or in connection with any insolvency, receivership or bankruptcy proceeding of the Company, all Senior Indebtedness must be paid in full before the holders of trust debentures will be entitled to receive or retain any payment in respect thereof.

   In the event of the acceleration of the maturity of trust debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of such Senior Indebtedness before the holders of trust debentures will be entitled to receive or retain any payment in respect of the trust debentures.

   No payments on account of principal, or premium, or interest, if any, in respect of the trust debentures may be made if a default in any payment with respect to Senior Indebtedness has occurred and is continuing, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

   "Indebtedness" means:

  . every obligation of the Company for money borrowed;

  . every obligation of the Company evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

  . every reimbursement obligation of the Company with respect to letters of credit, banker's acceptances or similar facilities issued for the account of the Company;

  . every obligation of the Company issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  . every capital lease obligation of the Company;

  . all indebtedness of the Company whether incurred on or prior to the date of the debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements; and

  . every obligation of the type referred to in the preceding bullet points of another person and all dividends of another person the payment of which, in either case, the Company has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

   "Indebtedness Ranking on a Parity with the Trust Debentures" means:

  . Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks equally with and not prior to the trust debentures in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company; and

  . all other debt securities, and guarantees in respect of those debt securities (including other debentures and other guarantees), issued to any other trust, or a trustee of such trust, partnership or other entity affiliated with the Company that is a financing vehicle of the Company in connection with the issuance by such financing vehicle of equity securities that are similar to the preferred securities or other securities guaranteed by the Company.

The securing of any Indebtedness, otherwise constituting Indebtedness Ranking on a Parity with the Trust Debentures, will not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking on a Parity with the Trust Debentures.

   "Indebtedness Ranking Junior to the Trust Debentures" means any Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, to the extent such Indebtedness specifically by its terms ranks junior to and not equally with or prior to the trust debentures (and any other Indebtedness Ranking on a Parity with the Trust Debentures) in right of payment upon the happening of the dissolution or winding-up or liquidation or reorganization of the Company. The securing of any

Indebtedness, otherwise constituting Indebtedness Ranking Junior to the Trust Debentures shall not be deemed to prevent such Indebtedness from constituting Indebtedness Ranking Junior to the Trust Debentures.

   "Senior Indebtedness" means all Indebtedness, whether outstanding on the date of execution of the debenture indenture or thereafter created, assumed or incurred, except Indebtedness Ranking on a Parity with the Trust Debentures or Indebtedness Ranking Junior to the Trust Debentures, and any deferrals, renewals or extensions of such Senior Indebtedness.

   The Company is a holding company and all of the operating assets of the Company are owned by the Company's subsidiaries. The Company relies primarily on dividends from its subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. The Company is a legal entity separate and distinct from its subsidiaries. Holders of trust debentures should look only to the Company for payments on the trust debentures.

   Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the preferred securities to benefit indirectly from such distribution), is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the trust debentures will be effectively subordinated to all existing and future liabilities of the Company's subsidiaries and all liabilities of any future subsidiaries of the Company. The debenture indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company or any subsidiary, including Senior Indebtedness.

Option to Extend Interest Payment Date

   So long as no debenture event of default has occurred and is continuing, the Company will have the right under the debenture indenture at any time and from time to time during the term of the trust debentures to defer the payment of interest for a period not exceeding 10 consecutive semi-annual periods. However, no deferral period shall end on a date other than an interest payment date or extend beyond the stated maturity date. At the end of such deferral period, the Company must pay all interest then accrued and unpaid.

   During any such deferral period, the Company may not, and will not permit any subsidiary of the Company to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (other than (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock, (b) any declaration of a dividend in connection with the implementation of a shareholders' rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto, (c) as a result of a reclassification of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (d) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged, and (e) purchases of common stock related to the issuance of common stock or rights under any of the Company's benefit plans for its directors, officers or employees or any of the Company's dividend reinvestment plans);

  . make any payment of principal of, or premium, if any, or interest on or repay, repurchase or redeem any debt securities of the Company (including other debentures) that rank pari passu with or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including other guarantees) if such guarantee ranks pari passu with or junior in right of payment to the trust debentures.

   Prior to the termination of any deferral period, the Company may further extend such deferral period, so long as such extension does not cause such deferral period to exceed 10 consecutive semi-annual periods, end on a date other than an interest payment date or extend beyond the stated maturity date. Upon the termination of any deferral period and the payment of all amounts then due on any interest payment date, the Company may elect to begin a new deferral period, subject to the above requirements. No interest shall be due and payable during a deferral period, except at the end thereof. The Company must give the property trustee, the administrative trustees and the debenture trustee notice of its election to defer payment of interest on the trust debentures at least five business days prior to the earlier of:

  . the date the distributions on the trust securities would have been payable except for the election to begin or extend such deferral period; or

  . the date the administrative trustees are required to give notice to any securities exchange or to holders of capital securities of the record date or the date such distributions are payable, but in any event not less than five business days prior to such record date. The property trustee shall give notice of the Company's election to begin or extend a new deferral period to the holders of the preferred securities. There is no limitation on the number of times that the Company may elect to begin a deferral period. Accordingly, there could be multiple deferral periods of varying lengths throughout the term of the trust debentures.

Optional Prepayment

   The trust debentures may be prepayable, in whole at any time or in part from time to time, at the option of the Company at a prepayment price to the extent and as set forth in a prospectus supplement.

Special Event Prepayment

   If a Special Event occurs and is continuing, the Company may, at its option, prepay the trust debentures in whole (but not in part) at any time within 90 days of the occurrence of such Special Event, at a prepayment price equal to 100% of the principal amount of the trust debentures to be redeemed plus accrued and unpaid interest thereon (including Additional Sums, if any) to the date of redemption.

   A "Special Event" means a Tax Event or an Investment Company Event.

   "Investment Company Event" means the receipt by the trust and the Company of an opinion of counsel from counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a written change (including any announced prospective change) in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority, which amendment or change is effective or which pronouncement or decision is announced on or after the date of original issuance of the preferred securities, there is more than an insubstantial risk that the trust is or will be considered an "investment company" that is required to be registered under the Investment Company Act, which change or prospective change becomes effective or would become effective, as the case may be, on or after the date of the original issuance of the preferred securities.

   A "Tax Event" means the receipt by the Company and the trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any amendment or change in any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or such pronouncement or decision is announced on or after the issue date, there is more than an insubstantial risk that (i) the trust is, or will be within 90 days of the date of such opinion, subject to United States federal income tax with respect to income received or accrued on the trust debentures, (ii) interest payable by the Company on the trust debentures is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes, or (iii) the trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

   Notice of any prepayment will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of trust debentures to be prepaid at its registered address. Unless the Company defaults in payment of the prepayment price, on and after the prepayment date interest ceases to accrue on such trust debentures called for prepayment.

Additional Sums

   If the trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the trust debentures such additional amounts as may be necessary in order that the amount of distributions then due and payable by the trust on the outstanding trust securities shall not be reduced as a result of any such additional taxes, duties and other governmental charges.

Certain Covenants of the Company

   The Company covenants in the debenture indenture that if and so long as the trust is the holder of all trust debentures, the Company, as borrower, will pay to the trust all fees and expenses related to the trust and the offering of the trust securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of the trust (including any taxes, duties, assessments or governmental charges of whatever nature (other than withholding taxes) imposed by the United States or any domestic taxing authority upon the trust but excluding obligations under the trust securities).

   The Company also covenants that it will not, and will not permit any subsidiary of the Company to:

  . declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock (subject to certain exceptions);

  . make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including other debentures) that rank pari passu with or junior in right of payment to the trust debentures; or

  . make any guarantee payments (other than payments under the guarantee) with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company (including under other guarantees) if such guarantee ranks pari passu or junior in right of payment to the trust debentures, if at such time (1) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would be a debenture event of default and
    (b) in respect of which the Company shall not have taken reasonable steps to cure, (2) a debenture event of default shall have occurred and be continuing, (3) if such trust debentures are held by the property trustee, the Company shall be in default with respect to its payment of any obligations under the guarantee or (4) the Company shall have given notice of its election of a deferral period as provided in the indenture, or such deferral period, or any extension thereof, shall have commenced and be continuing.

   So long as the trust securities remain outstanding, the Company also covenants:

  . to maintain 100% direct or indirect ownership of the common securities;
    provided, however, that any successor of the Company permitted under the indenture may succeed to the Company's ownership of such common securities;

  . to use its reasonable efforts to cause the trust:

    . to remain a business trust, except in connection with the distribution of trust debentures to the holders of trust securities in liquidation of the trust, the redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement; and

    . to otherwise continue to be treated as a grantor trust for United
      States federal income tax purposes; and

  . to use its reasonable efforts to cause each holder of trust securities to be treated as owning an undivided beneficial interest in the trust debentures.

Modification of Indenture

   From time to time the Company and the debenture trustee may, without the consent of the holders of trust debentures, amend the debenture indenture for specified purposes, including, among other things, to cure any ambiguity or to correct or supplement any provision contained in the debenture indenture or any supplemental indenture which is defective or inconsistent with any other provision contained therein (provided that any such action does not materially adversely affect the interest of the holders of trust debentures) and qualifying, or maintaining the qualification of, the debenture indenture under the Trust Indenture Act.

   The debenture indenture contains provisions permitting the Company and the debenture trustee, with the consent of the holders of a majority in aggregate principal amount of trust debentures, to amend the debenture indenture in a manner affecting the rights of the holders of trust debentures. However, no such modification may, without the consent of the holders of each outstanding trust debenture so affected:

  . change the stated maturity, or reduce the rate of interest or extend the time of payment of interest thereon except pursuant to the Company's right under the debenture indenture to defer the payment of interest as provided therein (see "--Option to Extend Interest Payment Date") or reduce amount of premium on the trust debentures or reduce the amount payable on redemption thereof or make the principal of, or interest or premium on, the trust debentures payable in any coin or currency other than that provided in the trust debentures, or impair or affect the right of any holder of trust debentures to institute suit for the payment thereof;

  . modify the provisions of the indenture with respect to the subordination of the trust debentures in a manner adverse to the holders;

  . reduce the percentage of principal amount of trust debentures, the holders of which are required to consent to any such modification of the debenture indenture, or are required to consent to any waiver provided for in the debenture indenture; or

  . modify certain other provisions of the debenture indenture relating to amendments and waivers of holders.

   Notwithstanding the foregoing, if the trust debentures are held by the trust, an amendment will not be effective until the holders of a majority in liquidation amount of the trust securities have consented to the amendment. Further, if the consent of the holders of each trust security is required, an amendment will not be effective until each holder of the trust securities has consented to such amendment.

Debenture Events of Default

   The debenture indenture provides that any one or more of the following described events with respect to the trust debentures constitute a debenture event of default:

  . failure to pay any interest on the trust debentures or any other debentures when due for 30 days (subject to the deferral of any due date in the case of an Extension Period); or

  . failure to pay any principal or premium, if any, on the trust debentures or any other debentures when due whether at maturity, upon redemption, by declaration of acceleration of maturity or otherwise; or

  . failure to perform, or breach of, any other covenant or warranty of the Company contained in the indenture for 90 days after written notice to the Company from the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of trust debentures; or

  . certain events of bankruptcy, insolvency or reorganization of the Company.

   Within five business days after the occurrence of a debenture event of default actually known to the indenture trustee, the indenture trustee must transmit notice of such debenture event of default to the debenture holders, unless such debenture event of default has been cured or waived. The debenture indenture requires the annual filing by the Company with the debenture trustee of a certificate as to the absence of certain defaults under the indenture.

   The holders of a majority in aggregate outstanding principal amount of the trust debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee or to exercise any trust or power conferred upon the debenture trustee under the debenture indenture. If a debenture event of default has occurred and is continuing, the debenture trustee or the holders of not less than 25% in aggregate outstanding principal amount of the trust debentures may declare the principal amount on all trust debentures due and payable immediately upon a debenture event of default and should the debenture trustee or such holders of trust debentures fail to make such declaration, the holders of not less than 25% in aggregate liquidation amount of the preferred securities will have such right. The holders of a majority in aggregate outstanding principal amount of the trust debentures may annul such declaration and waive the default if the default (other than the non-payment of the principal of the trust debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal of, and premium, if any, due otherwise than by acceleration (with any compounded interest due thereon) has been deposited with the debenture trustee, and should the holders of such trust debentures fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities will have such right.

   Prior to the declaration accelerating the maturity of the trust debentures, the holders of a majority in aggregate outstanding principal amount of the trust debentures may, on behalf of the holders of all the trust debentures, waive any past default or debenture event of default and its consequences, except a default in the payment of principal (or premium, if any) on or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest (and premium, if any) and principal due otherwise than by acceleration has been deposited with the debenture trustee) or a default in respect of a covenant or provision which under the debenture indenture cannot be modified or amended without the consent of the holder of each outstanding trust debenture affected, and should the holders of such trust debentures fail to waive such default, the holders of a majority in aggregate liquidation amount of the preferred securities will have such right.

   In case a debenture event of default shall occur and be continuing, the property trustee will have the right to declare the principal of and the interest on such trust debentures and any other amounts payable under the

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

debenture indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such trust debentures.

Enforcement of Certain Rights by Holders of Preferred Securities

   If a debenture event of default has occurred and is continuing and is attributable to the failure of the Company to pay the principal of (or premium, if any), or interest on the trust debentures on the date such payment is otherwise required, a holder of preferred securities may institute a direct action. The Company may not amend the debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the preferred securities. Notwithstanding any payments made to a holder of preferred securities by the Company in connection with a direct action, the Company will remain obligated to pay the principal of (or premium, if any) or interest on the trust debentures, and the Company will be subrogated to the rights of the holder of such preferred securities with respect to payments on the preferred securities to the extent of any payments made by the Company to such holder in any direct action.

   The holders of the preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the trust debentures unless there shall have been an event of default under the trust agreement. See "Description of Preferred Securities --Events of Default; Notice."

Consolidation, Merger, Sale of Assets and Other Transactions

   The debenture indenture provides that the Company may not consolidate with or merge into any other person or convey, transfer or lease its properties as an entirety or substantially as an entirety to any person, and no person shall consolidate with or merge into the Company or convey, transfer or lease its properties as an entirety or substantially as an entirety to the Company, unless:

  . in case the Company consolidates with or merges into another person or conveys, transfers or leases its properties substantially as an entirety to any person, the successor person is organized and existing under the laws of the United States or any State or the District of Columbia, and such successor person expressly assumes the Company's obligations on the trust debentures and the indenture;

  . immediately after giving effect thereto, no debenture event of default, and no event which, after notice or lapse of time or both, would become a debenture event of default, has occurred and is continuing; and

  . certain other procedural conditions prescribed in the indenture are met.

Satisfaction and Discharge

   The debenture indenture provides that when, among other things, all trust debentures not previously cancelled or delivered to the debenture trustee for cancellation (i) have become due and payable or (ii) will become due and payable at maturity or called for redemption within one year, and the Company deposits or causes to be deposited with the debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay on the stated maturity date or upon redemption of all the trust debentures not previously delivered to the debenture trustee for cancellation, the principal (and premium, if any) and interest due or to become due on the stated maturity date, or the redemption date, as the case may be, then the debenture indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the debenture indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the debenture indenture.

Form, Registration and Transfer

   If the trust debentures are distributed to the holders of the trust securities, the trust debentures may be represented by one or more global certificates registered in the name of the DTC or its nominee. Under such circumstances, the depositary arrangements for the trust debentures would be expected to be substantially similar to those in effect for the preferred securities. For a description of DTC and the terms of the depositary arrangements relating to payments, transfers, voting rights, redemptions and other notices and other matters, see "Description of Preferred Securities-- Form, Denomination, Book-Entry Procedures and Transfer" and""--Depositary Procedures."

Payment and Paying Agents

   Payment of principal of (and premium, if any) and interest on trust debentures will be made at the office of the debenture trustee in Wilmington, Delaware or at the office of such paying agent or paying agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made, except in the case of trust debentures in global form, (i) by check mailed to the address of the holder thereof as such address shall appear in the register for trust debentures or (ii) by transfer to an account maintained by the holder thereof, provided that proper transfer instructions have been received by the relevant record date. Payment of any interest on any trust debenture will be made to the person in whose name such trust debenture is registered at the close of business on the record date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however the Company will at all times be required to maintain a paying agent in each place of payment for the trust debentures.

   Any monies deposited with the debenture trustee or any paying agent for the payment of the principal of (and premium, if any) or interest on any trust debenture and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such trust debenture shall thereafter look only to the Company for payment thereof.

Governing Law

   The debenture indenture and the trust debentures will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Debenture Trustee

   The debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act of 1939. Subject to such provisions, the debenture trustee is under no obligation to exercise any of the powers vested in it by the indenture at the request of any holder of trust debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The debenture trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it. Bank One Trust Company, NA will serve as debenture trustee. See "Description of Preferred Securities-- Information Concerning the Property Trustee."

                            DESCRIPTION OF GUARANTEE

   Set forth below is a summary of information concerning the guarantee, which will be executed and delivered by the Company for the benefit of the holders from time to time of preferred securities. The guarantee will be qualified under the Trust Indenture Act of 1939. Bank One Trust Company, NA, as the guarantee trustee, will hold the guarantee for the benefit of the holders of the preferred securities. The following summary is not necessarily complete, and reference is hereby made to the copy of the form of the guarantee (including the definitions therein of certain terms), which is filed as an exhibit to the Registration Statement of which this prospectus forms a part, and to the Trust Indenture Act of 1939.

General

   The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis guarantee payments to the holders of the preferred securities, as and when due, regardless of any defense, right of setoff or counterclaim that the trust may have or assert other than the defense of payment. The following payments with respect to the preferred securities, to the extent not paid by or on behalf of the trust, will be subject to the guarantee:

  . any accumulated and unpaid distributions required to be paid on the preferred securities, to the extent that the trust has funds on hand legally available therefor at such time;

  . the applicable redemption price with respect to the preferred securities called for redemption, to the extent that the trust has funds on hand legally available therefor at such time; and

  . upon a voluntary or involuntary dissolution, winding-up or liquidation of the trust (other than in connection with the distribution of the trust debentures to holders of the preferred securities), the lesser of:

    . the liquidation distribution, to the extent the trust has funds legally available therefor at the time; or

    . the amount of assets of the trust remaining available for distribution to holders of preferred securities after satisfaction of liabilities to creditors of the trust as required by applicable law.

   The Company's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by the Company to the holders of the preferred securities or by causing the trust to pay such amounts to such holders.

   The guarantee will be a guarantee of the guarantee payments with respect to the preferred securities from the time of issuance of the preferred securities, but will not apply to distributions and other payments on the preferred securities when the trust does not have sufficient funds legally and immediately available to make such distributions or other payments. Therefore, if the Company does not make interest payments on the trust debentures held by the property trustee, the trust will not make distributions on the preferred securities.

   The guarantee will rank subordinate and junior in right of payment to all Senior Indebtedness to the extent provided therein. See "--Status of the Guarantee." Because the Company is a holding company, the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise is subject to the prior claims of creditors of that subsidiary, except to the extent the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Company's obligations under the guarantee effectively will be subordinated to all existing and future liabilities of the Company's subsidiaries and all liabilities of any future subsidiaries of the Company. Claimants should look only to the Company for payments under the guarantee. See "Description of Trust Debentures --Subordination." The guarantee does not limit the incurrence or issuance of other secured or unsecured debt of the Company or any subsidiary of the Company, including Senior Indebtedness, whether under the indenture, any other indenture that the Company may enter into in the future or otherwise.

   The Company will, through the guarantee, the trust agreement, the trust debentures and the debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of the trust's obligations under the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. See "Relationship Among the Preferred Securities, the Trust Debentures and the Guarantee."

Status of the Guarantee

   The guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Indebtedness in the same manner as the trust debentures. See "Description of Trust Debentures--Subordination."

   The guarantee will rank equally with all other guarantees issued by the Company after the issue date with respect to preferred securities, if any, issued by other trusts. The guarantee will constitute a guarantee of payment and not of collection. The guarantee will be held for the benefit of the holders of the preferred securities. The guarantee will not be discharged except by payment of the guarantee payments in full to the extent not paid by the trust or upon distribution to the holders of the preferred securities of the trust debentures. The guarantee does not place a limitation on the amount of additional Senior Indebtedness that may be incurred by the Company.

Events of Default

   An event of default under the guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder; provided, however, that with respect to a default other than a default in payment of any guarantee payment, the Company shall have received notice of such default and shall not have cured such default within 60 days after receipt of such notice. The holders of not less than a majority in liquidation amount of the preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

   Any holder of the preferred securities may institute a legal proceeding directly against the Company to enforce its rights under the guarantee without first instituting a legal proceeding against the trust, the guarantee trustee or any other person or entity.

   The Company, as guarantor, will be required to file annually with the guarantee trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the guarantee.

Amendments and Assignment

   Except with respect to any changes that do not materially adversely affect the rights of holders of the preferred securities (in which case no vote will be required), the guarantee may be amended only with the prior approval of the holders of a majority of the liquidation amount of such outstanding preferred securities. The manner of obtaining any such approval will be as set forth under "Description of Preferred Securities--Voting Rights; Amendment of the Trust Agreement." All guarantees and agreements contained in the guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the preferred securities then outstanding.

Termination of the Guarantee

   The guarantee will terminate and be of no further force and effect upon:

  . full payment of the applicable redemption price of the preferred securities; or

  . upon liquidation of the trust, the full payment of the liquidation distribution or the distribution of the trust debentures to the holders of the preferred securities.

   The guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the preferred securities must restore payment of any sums paid under the preferred securities or the guarantee.

Information Concerning the Guarantee Trustee

   The guarantee trustee, other than during the occurrence and continuance of a default by the Company in performance of the guarantee, will undertake to perform only such duties as are specifically set forth in the guarantee and, in case a default with respect to the guarantee has occurred, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the guarantee trustee will be under no obligation to exercise any of the powers vested in it by the guarantee at the request of any holder of the preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Governing Law

   The guarantee will be governed by and construed in accordance with the laws of the State of New York.

               RELATIONSHIP AMONG THE PREFERRED SECURITIES, THE
                      TRUST DEBENTURES AND THE GUARANTEE

Full and Unconditional Guarantee

   Payments of distributions and other amounts due on the preferred securities (to the extent the trust has funds on hand legally available for the payment of such distributions) are irrevocably guaranteed by the Company as and to the extent set forth under "Description of Guarantee." Taken together, the Company's obligations under the trust debentures, the debenture indenture, the trust agreement and the guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the trust's obligations under the preferred securities. If and to the extent that the Company does not make the required payments on the trust debentures, the trust will not have sufficient funds to make the related payments, including distributions, on the preferred securities. The guarantee will not cover any such payment when the trust does not have sufficient funds on hand legally available therefor. In such event, the remedy of a holder of preferred securities is to institute a direct action. The obligations of the Company under the guarantee are subordinate and junior in right of payment to all Senior Indebtedness.

Sufficiency of Payments

   As long as payments of interest and other payments are made when due on the trust debentures, such payments will be sufficient to cover distributions and other payments due on the trust securities, primarily because:

  . the aggregate principal amount or prepayment price of the trust debentures is equal to the sum of the liquidation amount or redemption price, as applicable, of the trust securities;

  . the interest rate and interest and other payment dates on the trust debentures will match the distribution rate and distribution and other payment dates for the trust securities;

  . the Company shall pay for all and any costs, expenses and liabilities of the trust except the trust's obligations to holders of trust securities under such trust securities; and

  . the trust agreement will provide that the trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

   Notwithstanding anything to the contrary in the debenture indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the guarantee.

Enforcement Rights of Holders of Preferred Securities

   A holder of any preferred security may institute a legal proceeding directly against the Company to enforce its rights under the guarantee without first instituting a legal proceeding against the guarantee trustee, the trust or any other person or entity.

Limited Purpose of the Trust

   The preferred securities represent preferred undivided beneficial interests in the assets of the trust, and the trust exists for the sole purpose of:

  . issuing and selling the trust securities;

  . using the proceeds from the sale of the trust securities to acquire the trust debentures; and

  . engaging in only those other activities necessary, advisable or incidental thereto.

   A principal difference between the rights of a holder of a preferred security and a holder of a trust debenture is that a holder of a trust debenture will be entitled to receive from the Company the principal amount of, and premium, if any, and interest on trust debentures held, while a holder of preferred securities is entitled to receive distributions from the trust (or, in certain circumstances, from the Company under the guarantee) if and to the extent the trust has funds on hand legally available for the payment of such distributions.

Rights Upon Dissolution

   Unless the trust debentures are distributed to holders of the trust securities, upon any voluntary or involuntary dissolution and liquidation of the trust, after satisfaction of liabilities to creditors of the trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by the trust, the liquidation distribution in cash. See "Description of Preferred Securities --Liquidation of the Trust and Distribution of Trust Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the property trustee, as holder of the trust debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the debenture indenture, but entitled to receive payment in full of principal, and premium, if any, and interest, before any stockholders of the Company receive payments or distributions. Since the Company will be the guarantor under the guarantee and will agree to pay for all costs, expenses and liabilities of the trust (other than the trust's obligations to the holders of its trust securities), the positions of a holder of preferred securities and a holder of trust debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                DESCRIPTION OF COMMON STOCK AND PREFERRED STOCK


   Our authorized capital stock consists of:

  .  300,000,000 shares of Class A common stock, no par value;

  .  120,000,000 shares of Class B common stock, no par value; and

  .  70,000,000 shares of preferred stock, no par value.

   The summary description of our capital stock contained in this prospectus is necessarily general and reference should be made to our Articles of Incorporation and Bylaws, which are exhibits to the Registration Statement of which this prospectus is a part.

Common Stock

   As of September 19, 2000, an aggregate of approximately 225,521,237 shares of our Class A common stock were issued and outstanding and approximately 85,330,544 shares of our Class B common stock were issued and outstanding. The shares of Class B common stock are owned by Chevron Corporation and its affiliates.

   Voting. Generally, holders of Class B common stock vote together with holders of Class A common stock as a single class on every matter acted upon by the shareholders except the following matters:

  . the holders of Class B common stock vote as a separate class for the election of three of our directors, while the holders of Class A common stock vote as a separate class for the remaining directors;

  . any amendment to the special corporate governance rights of Class B common stock, must be approved by a majority of the directors elected by holders of Class B common stock attending a meeting where such amendment is considered and a majority of all of our directors or by 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class; and

  . any amendment to the provision of our Articles of Incorporation addressing the voting rights of holders of Class A and Class B common stock requires the approval of 66 2/3 percent of the outstanding shares of Class B common stock voting as a separate class, and the affirmative vote of a majority of the shares of Class A and Class B common stock, voting together as a single class.

   Holders of Class A and Class B common stock are entitled to one vote per share on all matters to be voted upon by the shareholders generally. Holders of Class A common stock may cumulate votes in connection with the election of directors. The election of directors and all other matters will be by a majority of votes represented and entitled to vote, except as otherwise provided by law.

   Dividends; Liquidation. Subject to the preferences of our preferred stock, holders of Class A and Class B common stock have equal ratable rights to dividends out of funds legally available for that purpose, when and if dividends are declared by the board of directors. Holders of Class A common stock and Class B common stock are entitled to share ratably, as a single class, in all of our assets available for distribution to holders of shares of common stock upon the liquidation, dissolution or winding up of the affairs of our company, after payment of our liabilities and any amounts to holders of preferred stock.

   Conversion. A share of Class B common stock automatically converts into a share of Class A common stock upon the transfer to any person other than Chevron or an affiliate of Chevron. Additionally, any shares of Class A common stock acquired by Chevron or one of its affiliates automatically convert into Class B common stock. However, each share of Class B common stock will automatically convert into a share of Class A common stock if the holders of all Class B common stock cease to own collectively 15 percent of our outstanding common stock.

   Additional Rights. Holders of our Class A and Class B common stock generally are not entitled to preemptive rights, subscription rights, or redemption rights, except that, Chevron is entitled to preemptive rights under the shareholder agreement described below. Any shares of Class A common stock acquired by Chevron or its affiliates will automatically convert into shares of Class B common stock, so long as Chevron and its affiliates continue to own 15 percent or more of the outstanding voting power of the Company. The rights and preferences of holders of Class A common stock are subject to the rights of any series of preferred the Company may issue.

   Transfer Agent. The transfer agent and registrar for the common stock of the Company is ChaseMellon Shareholder Services, L.L.C.

Preferred Stock

   By resolution of our board, we may, without any further vote by our shareholders, authorize and issue an aggregate of 70,000,000 shares of preferred stock. The preferred stock may be issued in one or more series. With respect to each series, our board may determine the designation and the number of shares, voting rights, preferences, limitations and special rights, including any dividend rights, conversion rights, redemption rights and liquidation preferences. Because of the rights that may be granted, the issuance of preferred stock may delay or prevent a change of control. As of September 1, 2000, there were no shares of preferred stock outstanding.

Shareholder Agreement

   Our company, Dynegy Holdings and Illinova have entered into a shareholder agreement governing certain aspects of the relationship of Chevron and us. The shareholder agreement contains rights relating to and limitations on acquisitions of common stock by Chevron. Chevron is entitled to preemptive rights to acquire shares of our common stock in proportion to its existing ownership of our stock, whenever we issue shares of stock or securities convertible into stock. In addition, Chevron may freely acquire up to 40% of our outstanding voting securities. However, should any acquisition by Chevron require Chevron to register under the Public Utility Holding Company Act, we have no obligation to take any action to avoid that registration. If we subsequently redeem or repurchase any shares, Chevron is not required to reduce its ownership interest, even if Chevron's resulting ownership interest is in excess of 40%. Any shares our Class A common stock acquired by Chevron will automatically convert into Class B common stock.

   If Chevron acquires more than 40% of our voting securities, it must make an offer to acquire all of our outstanding stock. Until February 1, 2001, Chevron may not make any such offer (or a related acquisition) unless a third person seeks to acquire a 15% voting interest in us. Thereafter, Chevron may make such an offer at any time. Any offer by Chevron for all of the outstanding stock is subject to an auction process. The shareholder agreement contains detailed provisions governing the auction but, in general, Chevron at its election may either (1) participate in the auction without any special priority or other rights vis-a-vis other bidders, or (2) not participate in the auction and instead have the right to purchase all of our outstanding stock at 105% of the bid selected by our board of directors. If Chevron agrees to purchase us at 105% of the selected bid, the purchase agreement will contain customary termination provisions including a 5% termination fee. If Chevron is not the successful bidder under either process, it is obligated to vote in favor of the bid or tender its shares, as the case may be. However, if Chevron is the successful bidder, but we subsequently terminate the agreement (and pay Chevron the 5% termination fee), Chevron is free to tender for any and all of our stock and to pursue any rights and remedies available to it, and Chevron would not be required to support any alternative transaction which we might then wish to pursue. Except in conjunction with a permitted offer, Chevron may not become a participant in the solicitation of proxies concerning any acquisition of our voting securities.

   The shareholder agreement generally prohibits Chevron from selling or transferring any shares of Class B common stock until February 1, 2001, except a transfer to an affiliate of Chevron or if Chevron is required to sell or transfer any shares by any governmental regulatory authority. After this restriction lapses, Chevron may sell or transfer shares of Class B common stock in the following transactions:

  .  in a widely-dispersed public offering, or

  . a sale to an unaffiliated third party, provided that we are given the opportunity to purchase, or to find a different buyer to purchase, the shares proposed to be sold by Chevron.

   Upon the sale or transfer to any person other than an affiliate of Chevron, the shares of Class B common stock are automatically converted into shares of Class A common stock.

   The shareholder agreement provides that we may require Chevron and its affiliates to sell all of the shares of Class B common stock under certain circumstances. These rights are triggered if Chevron or its board designees block--which they are entitled to do under our bylaws--any of the following transactions two times in any 24 month period or three times over any period of time:

  . the issuance of new shares of stock where the aggregate consideration to be received exceeds the greater of $1 billion or one-quarter of our total market capitalization;

  . any disposition of substantially all of the gas marketing or liquids lines of business as conducted by Dynegy Holdings prior to the closing of the business combination between Dynegy Holdings and Illinova;

  . any merger, consolidation, joint venture, liquidation, dissolution, bankruptcy, acquisition of stock or assets, or issuance of common or preferred stock, any of which would result in payment or receipt of consideration having a fair market value exceeding the greater of $1 billion or one-quarter of our total market capitalization; or

  . any other transaction or series of related transactions having a fair market value exceeding the greater of $1 billion or one-quarter of our total market capitalization.

   However, upon the occurrence of one of these triggering events and in lieu of selling the Class B common stock, Chevron may elect to retain the shares of Class B common stock but forfeit its right and the right of its board designees to block the transactions listed above.

   A block consists of a vote against a proposed transaction by either (a) all of Chevron's representatives on the board of directors present at the meeting where the vote is taken (if the transaction would otherwise be approved by the board of directors) or (b) any of the Class B common stock held by Chevron and its affiliates if the transaction otherwise would be approved by at least two-thirds of all other shares entitled to vote on the transaction, excluding shares held by management, directors or subsidiaries of our company.

   In general, if we exercise our right to cause Chevron to sell its shares, the process Chevron must follow to sell the shares--and our right to purchase the shares--are similar to those applicable to other sales by Chevron.

   The shareholder agreement also prohibits us from taking the following actions:

  . issuing any shares of Class B common stock to any person other than Chevron and its affiliates;

  . amending any provisions in the articles of incorporation or bylaws which, in each case, contain or implement the special rights of holders of Class B common stock, without the consent of the holders of the shares of Class B common stock or the three directors elected by such holders;

  . adopting a shareholder rights plan, "poison pill" or similar device that prevents Chevron from exercising its rights to acquire shares of common stock or from disposing of its shares when required by us; and

  . acquiring, owning or operating a nuclear power facility, other than being a passive investor in a publicly-traded company that owns a nuclear facility.

   The provisions of the shareholder agreement terminate as follows:

  . The limitations on acquisitions and transfers by Chevron, the buyout rights, the restrictions on certain actions of our company and Chevron's preemptive rights all terminate on the date Chevron and its affiliates cease to own shares representing at least 15% of our outstanding voting power. At such time all of the shares of Class B common stock held by Chevron would convert to shares of Class A common stock, and

  . The remaining provisions (primarily relating to the Public Utility Holding Company Act) terminate on the date Chevron and its affiliates cease to own shares representing at least 10% of our outstanding voting power.

Registration Rights

   We have granted Chevron registration rights for the Class A common stock underlying the Class B common held by Chevron. Beginning October 28, 2000, Chevron has the right on eight occasions to require us to initiate a public offering for all the shares requested to be sold by Chevron. Chevron may exercise its rights to request a registration once during any 180 day period. Additionally, Chevron has the right to participate in and sell shares of stock held by it during any public offering of our stock whether offered by us or any other shareholder. Until February 1, 2003, we may not grant registration rights to other shareholders superior to those granted to Chevron without also offering such superior registration rights to Chevron.

                        DESCRIPTION OF DEPOSITARY SHARES

Depositary Shares

   General. We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue to the public receipts for depositary shares, each of which will represent a fraction (to be set forth in the applicable prospectus supplement of a share of a particular series of preferred stock as described below.

   The shares of any series of preferred stock represented by depositary shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Depositary"). Subject to the terms of the Deposit Agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share, to all the rights and preferences of the preferred stock represented thereby (including dividend, voting, redemption an liquidation rights).

   The depositary shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the offering. Copies of the forms of Deposit Agreement and depositary receipt are filed as exhibits to the Registration Statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

   If required by law or applicable securities exchange rules, engraved depositary receipts will be prepared. Pending the preparation of definitive engraved depositary receipts, the Depositary may, upon the written order of us, issue temporary depositary receipts substantially identical to (and entitling the holders thereof to all the rights pertaining to) the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at the our expense.

   Dividends and Other Distributions. The Depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

   In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the Depositary determines that it is not feasible to make such distribution, in which case the Depositary may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

   Redemption of Depositary Shares. If a series of preferred stock represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of such series of preferred stock held by the Depositary. The redemption price per depositary share will be equal to the applicable fraction of their redemption price per share payable with respect to such series of the preferred stock. Wherever we redeem shares of preferred stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the Depositary.

   Voting the Preferred Stock. Upon receipt of notice of any meeting at which the holders of the preferred stock are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred stock. Each record holder of such depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock represented by such holder's depositary shares. The Depositary will endeavor, insofar as practicable, to vote the amount of the preferred stock represented by such depositary shares in accordance with such instructions, and we will agree to take all action that may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting shares of the preferred stock to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred stock.

   Amendment and Termination of the Depositary Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the Deposit Agreement may at any time be amended by agreement between us and the Depositary. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The Deposit Agreement may be terminated by us or the Depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution in respect of the preferred stock in connection with any liquidation, dissolution or winding up of our company and such distribution has been distributed to the holders of depositary receipts.

   Charges of Depositary. We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the Depositary in connection with the initial deposit of the preferred stock and any redemption of the preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the Deposit Agreement to be for their accounts.

   Withdrawal of Preferred Stock. Upon surrender of depositary receipts at the principal office of the Depositary, subject to the terms of the Deposit Agreement, the owner of the depositary shares evidenced thereby is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by such depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the Depositary will deliver to such holder at the same time a new depositary receipt evidencing such excess number of depositary shares. Holders of preferred stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive depositary receipts evidencing depositary shares therefor.

   Miscellaneous. The Depositary will forward to holders of depository receipts all reports and communications from the Company that are delivered to the Depositary and that we are required to furnish to the holders of the preferred stock.

   Neither the Depositary nor us will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of our company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. They may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

   Resignation and Removal of Depositary. The Depositary may resign at any time by delivering to us notice of its election to do so, and we may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

                       DESCRIPTION OF SECURITIES WARRANTS

   We may issue securities warrants for the purchase of debt securities, preferred stock or depositary shares. Securities warrants may be issued independently or together with debt securities, preferred stock, or depositary shares offered by any prospectus supplement and may be attached to or separate from any such offered securities. Each series of securities warrants will be issued under a separate warrant agreement to be entered into between our company and a bank or trust company, as warrant agent, all as set forth in the prospectus supplement relating to the particular issue of securities warrants. The securities warrant agent will act solely as our agent in connection with the securities warrants and will not assume any obligation or relationship of agency or trust for or with any holders of securities warrants or beneficial owners of securities warrants. The following summary of certain provisions of the securities warrants does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all provisions of the securities warrant agreements.

   Reference is made to the prospectus supplement relating to the particular issue of securities warrants offered thereby for the terms of and information relating to such securities warrants, including, where applicable:

  . the designation, aggregate principal amount, currencies, denominations, and terms of the series of debt securities purchasable upon exercise of debt warrants and the price at which such debt securities may be purchased upon such exercise;

  . the number of shares and series of preferred stock and/or depositary shares purchasable upon the exercise of preferred stock warrants and the price at which such number of shares of such series of preferred stock and/or depositary shares may be purchased upon such exercise;

  . the date on which the right to exercise such securities warrants shall commence and the date on which such right shall expire (the "Expiration Date");

  . United States federal income tax consequences applicable to such securities warrants;

  . the amount of securities warrants outstanding as of the most recent practicable date; and

  . any other terms of such securities warrants.

   Securities warrants will be issued in registered form only. The exercise price for securities warrants will be subject to adjustment in accordance with the applicable prospectus supplement.

   Each securities warrant will entitle the holder thereof to purchase such principal amount of debt securities or such number of shares of preferred stock or depositary shares at such exercise price as shall in each case be set forth in, or calculable from, the prospectus supplement relating to the securities warrants. This exercise price may be subject to adjustment upon the occurrence of certain events as set forth in such prospectus supplement. After the close of business on the Expiration Date (or such later date to which such Expiration Date may be extended by us), unexercised securities warrants will become void. The place or places where, and the manner in which, securities warrants may be exercised shall be specified in the prospectus supplement relating to such securities warrants.

   Prior to the exercise of any securities warrants to purchase debt securities, preferred stock or depositary shares, holders of such securities warrants will not have any of the rights of holders of debt securities, preferred stock or depositary shares, as the case may be, purchasable upon such exercise, including the right to receive payments of principal of, premium, if any, or interest, if any, on the debt securities purchasable upon such exercise or to enforce covenants in the applicable Indenture, or to receive payments of dividends, if any, on the preferred stock or depositary shares purchasable upon such exercise, or to exercise any applicable right to vote.

                              PLAN OF DISTRIBUTION

   Any of the securities being offered hereby may be sold in any one or more of the following ways from time to time:

  . through agents;

  . to or through underwriters;

  . through dealers; and

  . directly by us; or

  . in the case of preferred securities, by the trust to purchasers.

   The distribution of the securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

   Offers to purchase securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the securities in respect of which this prospectus is delivered will be named, and any commissions payable by us or the trust to such agent will be set forth, in the applicable prospectus supplement. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act of 1933, of the securities so offered and sold.

   If securities are sold by means of an underwritten offering, we and, in the case of an offering of trust preferred securities, the trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the applicable prospectus supplement which will be used by the underwriters to make resales of the securities in respect of which this prospectus is being delivered to the public. If underwriters are utilized in the sale of any securities in respect of which this prospectus is being delivered, such securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are utilized in the sale of securities, unless otherwise indicated in the applicable prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of such securities will be obligated to purchase all such securities if any are purchased.

   We or the trust, as applicable, may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the initial public offering price (with additional underwriting commissions or discounts), as may be set forth in the prospectus supplement relating thereto. If we or the trust, as applicable, grants any over-allotment option, the terms of such over-allotment option will be set forth in the prospectus supplement for such securities.

   If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we or the trust, as applicable, will sell such securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and their terms of the transaction will be set forth in the prospectus supplement relating thereto.

   Offers to purchase securities may be solicited directly by us or the trust, as applicable, and the sale thereof may be made by us or the trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale thereof. The terms of any such sales will be described in the prospectus supplement relating thereto.

   Securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms ("remarketing firms"), acting as principals for their own accounts or as agents for us or the trust, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us or the trust and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act of 1933, in connection with the securities remarketed thereby.

   If so indicated in the applicable prospectus supplement, we or the trust, as applicable, may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us or the trust at the public offering price set forth in the applicable prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the applicable prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in the applicable prospectus supplement. A commission indicated in the applicable prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us or the trust, as applicable.

   Agents, underwriters, dealers and remarketing firms may be entitled under relevant agreements with us or the trust, as applicable, to indemnification by us or the trust against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which such agents, underwriters, dealers and remarketing firms may be required to make in respect thereof.

   Each series of securities will be a new issue and, other than the common stock, which is listed on The New York Stock Exchange, will have no established trading market. We may elect to list any series of securities on an exchange, and in the case of common stock, on any additional exchange, but, unless otherwise specified in the applicable prospectus supplement, we shall not be obligated to do so. No assurance can be given as to the liquidity of the trading market for any of the securities.

   Agents, underwriters, dealers and remarketing firms may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

                             VALIDITY OF SECURITIES

   The validity of the securities (other than the preferred securities of the trust) will be passed upon for Dynegy by Vinson & Elkins L.L.P., Houston, Texas, and will be passed upon for any agents, dealers or underwriters by counsel named in the applicable prospectus supplement. The validity of the trust preferred securities of the trust will be passed upon for Dynegy and the trust by special Delaware counsel to Dynegy and the trust.

                                    EXPERTS

   The audited consolidated financial statements and schedule of Dynegy Inc. and its subsidiaries, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

   The audited historical consolidated financial statements of Illinova Corporation incorporated in this Registration Statement by reference to Dynegy Inc.'s Current Report on Form 8-K dated March 17, 2000, which included Illinova's audited historical consolidated financial statements for the year ended December 31, 1999, on pages 3 through 44, have been so incorporated in reliance on the report (which contains explanatory paragraphs that describe the merger of Illinova and Dynegy Inc. in Note 16, discussions of the commitment to exit nuclear operations and the resulting impairment of the Clinton Power Station in accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," Illinova's quasi-reorganization effective December 1998 and Illinova's adoption of Statement of Financial Accounting Standards No. 133, "Accounting for Derivatives and Hedging Activities" and Emerging Issues Task Force Statement 98-10, "Accounting for Energy Trading and Risk Management Activities," all as discussed in Note 3, and Illinova's discontinued use of Statement of Financial Accounting Standards No. 71, "Accounting for the Effects of Certain Types of Regulation," for its generation segment of the business, discussed in Note 1 to the audited historical consolidated financial statements) of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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  No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                                           Page
                                                                           ----
Where You Can Find More Information......................................   S-2
The Company..............................................................   S-3
Forward-Looking Statements...............................................   S-7
The Offering.............................................................   S-8
Use Of Proceeds..........................................................   S-8
Price Range Of Class A Common Stock......................................   S-9
Capitalization...........................................................  S-10
Selected Financial Data..................................................  S-11
Plan of Distribution.....................................................  S-12
Legal Matters............................................................  S-13
Experts..................................................................  S-13

                                  Prospectus

About This Prospectus....................................................     2
Where You Can Find More Information......................................     2
Forward-Looking Statements...............................................     4
The Company..............................................................     5
The Trust................................................................     5
Use of Proceeds..........................................................     7
Ratios of Earnings to Fixed Charges......................................     7
Description of Debt Securities...........................................     8
Description of the Preferred Securities..................................    20
Description of Trust Debentures..........................................    32
Description of Guarantee.................................................    40
Relationship Among the Preferred Securities, the Trust Debentures and the
 Guarantee...............................................................    43
Description of Common Stock and Preferred Stock..........................    45
Description of Depositary Shares.........................................    48
Description of Securities Warrants.......................................    50
Plan of Distribution.....................................................    51
Validity of Securities...................................................    53
Experts..................................................................    53

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                               10,000,000 Shares

                                 Dynegy, Inc.

                             Class A Common Stock

                                 ------------

                              [Dynegy Inc. Logo]

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                             Goldman, Sachs & Co.
                        Banc of America Securities LLC
                                Lehman Brothers


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